UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ARCHER-DANIELS-MIDLAND COMPANY

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ARCHER-DANIELS-MIDLAND COMPANY

77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING

To All Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held at the JAMES R. RANDALL RESEARCH CENTER located at 1001 Brush College Road, Decatur, Illinois, on Thursday, May 4, 2017, commencing at 8:30 A.M., for the following purposes:

(1) To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2) To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors to audit the accounts of our company for the fiscal year ending December 31, 2017;

(3) To consider an advisory vote on the compensation of our named executive officers;

(4) To consider an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers; and

(5) To transact such other business as may properly come before the meeting.

By Order of the Board of Directors

D. C. FINDLAY, SECRETARY

March 24, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2017: THE PROXY STATEMENT AND ANNUAL

REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.EDOCUMENTVIEW.COM/ADM

PROXY SUMMARY

The following is a summary of certain key disclosures in this proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement in its entirety as well as our 2016 Annual Report on Form 10-K.

General Information

See pages 4–5

Meeting: Annual Meeting of Stockholders

Date: Thursday, May 4, 2017

Time: 8:30 A.M.

Location: JAMES R. RANDALL RESEARCH CENTER

1001 Brush College Road, Decatur, Illinois

Record Date: March 13, 2017

Stock Symbol: ADM

Exchange: NYSE

Common Stock Outstanding: 570,666,438 as of March 13, 2017

Registrar & Transfer Agent: Hickory Point Bank and Trust, fsb

State of Incorporation: Delaware

Corporate Headquarters: 77 West Wacker Drive, Suite 4600,

Chicago, Illinois 60601

Corporate Website: www.adm.com

Executive Compensation

See pages 42–51

CEO: Juan R. Luciano

CEO 2016 TOTAL DIRECT COMPENSATION:

• Salary: $1,283,340

• Non-Equity Incentive Plan Compensation: $1,939,600

• Long-Term Incentives: $10,591,549

CEO Employment Agreement: No

Change-in-Control Agreement: No

Stock Ownership Guidelines: Yes

Hedging Policy: Yes

Other Items to Be Voted On

See pages 57–59

Ratification of Appointment of Independent Registered Public Accounting Firm (Ernst & Young LLP)

Advisory Vote on Executive Compensation

Advisory Vote on Frequency of Advisory Vote on Executive Compensation

Corporate Governance

See pages 13–23

Director Nominees: 11

• Alan L. Boeckmann (Independent)

• Terrell K. Crews (Independent)

• Pierre Dufour (Independent)

• Donald E. Felsinger (Independent)

• Suzan F. Harrison (Independent)

• Juan R. Luciano

• Patrick J. Moore (Independent)

• Francisco J. Sanchez (Independent)

• Debra A. Sandler (Independent)

• Daniel T. Shih (Independent)

• Kelvin R. Westbrook (Independent)

Director Term: One year

Director Election Standard: Majority voting standard for uncontested elections

Board Meetings in 2016: 9

Standing Board Committees (Meetings in 2016):

• Audit (9)

• Compensation/Succession (6)

• Nominating/Corporate Governance (6)

Supermajority Voting Requirements: No

Stockholder Rights Plan: No

ADM Proxy Statement 2017	1

PROXY SUMMARY

GOVERNANCE HIGHLIGHTS

Our board of directors views itself as the long-term stewards of ADM. The board is committed to enhancing the success and value of our company for its stockholders, as well as for other stakeholders such as employees, business partners and others. The board recognizes the importance of good corporate governance and understands that transparent disclosure of its governance practices helps stockholders assess the quality of our company and its management and the value of their investment decisions.

ADM’s corporate governance practices are intended to ensure independence, transparency, management accountability, effective decision making and appropriate monitoring of compliance and performance. We believe that these strong corporate governance practices, together with our enduring corporate values and ethics, are critical to providing lasting value to the stockholders of our company.

We use majority voting for uncontested director elections.	11 of our 12 current directors are independent and only independent directors serve on the Audit, Compensation/Succession and Nominating/Corporate Governance Committees.
We have an independent Lead Director, selected by the independent directors. The Lead Director provides the board with independent leadership, facilitates the board’s independence from management, and has broad powers as described on page 13.	Our independent directors meet in executive session at each regular in-person board meeting.
We have a policy prohibiting directors and officers from trading in derivative securities of our company and no NEOs or directors have pledged any company stock.	Significant stock ownership requirements are in place for directors and executive officers.
The board and each standing committee annually conduct evaluations of their performance. Directors annually evaluate each other, and these evaluations are used to assess future re-nominations to our board.	Individuals cannot stand for election as a director once they reach age 75, and our Corporate Governance Guidelines set forth limits on the number of public company boards on which a director can serve.
Holders of 10% or more of our common stock have the ability to call a special meeting of stockholders.	Our bylaws include a “proxy access” provision under which a small group of stockholders who has owned at least 3% of our common stock for at least 3 years may submit nominees for up to 20% of the board seats for inclusion in our proxy statement.

DIRECTOR NOMINEE QUALIFICATIONS AND EXPERIENCE

The following chart provides summary information about each of our director nominees’ skills and experiences. More detailed information is provided in each director nominee’s biography beginning on page 7.

Director	Current or Recent CEO	Non-U.S. Experience	Risk Management Experience	M&A Experience	Government/ Public Policy Experience	Agriculture or Food Industry Experience	Corporate Governance Experience
A. L. Boeckmann	x	x	x	x		x	x
T. K. Crews		x	x	x		x
P. Dufour		x	x	x
D. E. Felsinger	x	x	x	x			x
S. F. Harrison		x		x
J. R. Luciano	x	x	x	x		x	x
P. J. Moore	x	x		x	x		x
F. Sanchez		x			x
D. A. Sandler	x	x		x		x	x
D. Shih		x	x	x	x
K. R. Westbrook	x			x	x		x

2	ADM Proxy Statement 2017

PROXY SUMMARY

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Board Voting Recommendation	Page Reference
Proposal No. 1 — Election of Directors	FOR	6
Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	57
Proposal No. 3 — Advisory Vote on Executive Compensation	FOR	58
Proposal No. 4 — Advisory Vote on Frequency of Advisory Vote on Executive Compensation	ONE YEAR	59

ADM Proxy Statement 2017	3

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

PROXY STATEMENT

General Matters

Our board of directors asks that you complete the accompanying proxy for the annual stockholders’ meeting. The meeting will be held at the time, place, and location mentioned in the Notice of Annual Meeting included in these materials. This year, we will be using the “Notice and Access” method of providing proxy materials to stockholders via the internet. We will mail to our stockholders (other than those described below) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the 2016 Annual Report on Form 10-K and how to vote electronically via the internet. This notice will also contain instructions on how to request a paper copy of the proxy materials. Those stockholders who have previously opted out of participation in notice and access procedures will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email. We are first providing our stockholders with notice and access to, or first mailing or emailing, this proxy statement and a proxy form around March 24, 2017.

We pay the costs of soliciting proxies from our stockholders. We have retained Georgeson LLC to help us solicit proxies. We will pay Georgeson LLC approximately $24,000 plus reasonable expenses for its services. Our employees or employees of Georgeson LLC may also solicit proxies in person or by telephone, mail, or the internet at a cost which we expect will be nominal. We will reimburse brokerage firms and other securities custodians for their reasonable expenses in forwarding proxy materials to their principals.

We have a policy of keeping confidential all proxies, ballots, and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspectors of election, our transfer agent and certain employees associated with processing proxy cards and tabulating the vote. We will not disclose any stockholder’s vote except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Our common stockholders of record at the close of business on March 13, 2017, are the only people entitled to notice of the annual meeting and to vote at the meeting. At the close of business on March 13, 2017, we had 570,666,483 outstanding shares of common stock, each share being entitled to one vote on each of the eleven director nominees and on each of the other matters to be voted on at the meeting. Our stockholders and advisors to our company are the only people entitled to attend the annual meeting. We reserve the right to direct stockholder representatives with the proper documentation to an alternative room to observe the meeting.

All stockholders will need a form of photo identification to attend the annual meeting. If you are a stockholder of record and plan to attend, please detach the admission ticket from the top of your proxy card and bring it with you to the meeting. The number of people we will admit to the meeting will be determined by how the shares are registered, as indicated on the admission ticket. If you are a stockholder whose shares are held by a broker, bank, or other nominee, please request an admission ticket by writing to our office at Archer-Daniels-Midland Company, Investor Relations, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Your letter to our office must include evidence of your stock ownership. You can obtain evidence of ownership from your broker, bank, or nominee. The number of tickets that we send will be determined by the manner in which shares are registered. If your request is received by April 20, 2017, an admission ticket will be mailed to you. Entities such as a corporation or limited liability company that are stockholders may send one representative to the annual meeting, and the representative should have a pre-existing relationship with the entity represented. All other admission tickets can be obtained at the registration table located at the James R. Randall Research Center lobby beginning at 7:30 A.M. on the day of the meeting. Stockholders who do not pre-register will be admitted to the meeting only upon verification of stock ownership.

The use of cameras, video or audio recorders or other recording devices in the James R. Randall Research Center is prohibited. The display of posters, signs, banners or any other type of signage by any stockholder in the James R. Randall Research Center is also prohibited. Firearms are also prohibited in the James R. Randall Research Center.

Any request to deviate from the admittance guidelines described above must be in writing, addressed to our office at Archer-Daniels-Midland Company, Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601 and received by us by April 20, 2017. We will also have personnel in the lobby of the James R. Randall Research Center beginning at 7:30 A.M. on the day of the meeting to consider special requests.

If you properly execute the enclosed proxy form, your shares will be voted at the meeting. You may revoke your proxy form at any time prior to voting by:

(1) delivering written notice of revocation to our Secretary;

(2) delivering to our Secretary a new proxy form bearing a date later than your previous proxy; or

(3) attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

4	ADM Proxy Statement 2017

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Under our bylaws, stockholders elect our directors by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast will be elected (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Stockholders are asked to provide an advisory vote on whether the advisory vote on the compensation of our named executive officers should be held every one, two or three years. The option among these choices that receives the affirmative vote of the holders of a plurality of the shares present in person or represented by proxy and entitled to vote on the matter will be deemed to have received the advisory approval of stockholders. Approval of each other proposal presented in the proxy statement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote on that matter. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the other proposals to be voted on at the meeting, abstentions are treated as shares present or represented and voting, and therefore have the same effect as negative votes. Broker non-votes (shares held by brokers who do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

PRINCIPAL HOLDERS OF VOTING SECURITIES

Based upon filings with the Securities and Exchange Commission (“SEC”), we know that the following stockholders are beneficial owners of more than 5% of our outstanding common stock shares:

Name and Address of Beneficial Owner	Amount	Percent Of Class
State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza, Bloomington, IL 61710	56,575,742(1)	9.87
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	41,725,222(2)	7.25
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	39,497,600(3)	6.90
State Street Corporation One Lincoln Street, Boston, MA 02111	34,270,747(4)	5.96

(1) Based on a Schedule 13G filed with the SEC on January 23, 2017, State Farm Mutual Automobile Insurance Company and related entities have sole voting and dispositive power with respect to 56,294,742 shares and shared voting and dispositive power with respect to 281,000 shares.

(2) Based on a Schedule 13G/A filed with the SEC on February 9, 2017, The Vanguard Group has sole voting power with respect to 905,282 shares, sole dispositive power with respect to 40,714,936 shares, shared voting power with respect to 106,153 shares and shared dispositive power with respect to 1,010,286 shares.

(3) Based on a Schedule 13G/A filed with the SEC on January 19, 2017, BlackRock, Inc. has sole voting power with respect to 32,231,342 shares and sole dispositive power with respect to 39,497,600 shares.

(4) Based on a Schedule 13G filed with the SEC on February 9, 2017, State Street Corporation has shared voting and dispositive power with respect to 34,270,747 shares.

ADM Proxy Statement 2017	5

PROPOSAL NO. 1

PROPOSAL NO. 1 — ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Our board of directors has fixed the size of the current board at twelve. Ms. Carter and Mr. Maciel, both current members of our board of directors, have determined not to stand for re-election. As of March 13, 2017, Ms. Carter beneficially owned 11,581,132 shares of our common stock, consisting of 2,432,349 shares held in a family foundation or owned by or in trust for members of Ms. Carter’s family, 74,003 shares held in an individual retirement account, 8,918,000 shares held in a limited partnership and 156,780 stock units allocated under our Stock Unit Plan for Nonemployee Directors, which are deemed to be the equivalent of outstanding shares of common stock, and Mr. Maciel beneficially owned 25,382 shares of our common stock, all of which consisted of stock units allocated under our Stock Unit Plan for Nonemployee Directors. Upon the recommendation of the Nominating/Corporate Governance Committee, the board of directors has determined at this time not to fill one of the vacancies that will occur as a result of Ms. Carter’s and Mr. Maciel’s departures and has, accordingly, fixed the number of director nominees at eleven.

Ten of the eleven nominees proposed for election to our board of directors are currently members of our board and have previously been elected by our stockholders. The new nominee for election is Suzan F. Harrison. Ms. Harrison was identified by the Nominating/Corporate Governance Committee as a potential nominee and was recommended by the Nominating/Corporate Governance Committee after it completed its interview and vetting process. Unless you provide different directions, we intend for board-solicited proxies (like this one) to be voted for the nominees named below.

If elected, the nominees would hold office until the next annual stockholders’ meeting and until their successors are elected and qualified. If any nominee for director becomes unable to serve as a director, the persons named in the proxy may vote for a substitute who will be designated by the board of directors. Alternatively, the board of directors could reduce the size of the board. The board has no reason to believe that any nominee will be unable to serve as a director.

Our bylaws require that each director be elected by a majority of votes cast with respect to that director in an uncontested election (where the number of nominees is the same as the number of directors to be elected). In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of nominees equal to the number of directors to be elected who receive more votes than the other nominees are elected to the board, regardless of whether they receive a majority of the votes cast. Whether an election is contested or not is determined as of the day before we first mail our meeting notice to stockholders. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the board as a “holdover director.” However, under our Corporate Governance Guidelines, each director annually submits an advance, contingent, irrevocable resignation that the board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the board about whether to accept or reject the resignation. The board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date the election results are certified. The board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the board as a “holdover director.”

The information below describes the nominees, their ages, positions with our company, principal occupations, current directorships of other publicly-owned companies, directorships of other publicly-owned companies held within the past five years, the year in which each first was elected as a director, and the number of shares of common stock beneficially owned as of March 13, 2017, directly or indirectly. Unless otherwise indicated, and subject to community property laws where applicable, we believe that each nominee named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all of the nominees have been executive officers of their respective companies or employed as otherwise specified below for at least the last five years.

The Board of Directors recommends a vote FOR the election of the eleven nominees named below as directors. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

6	ADM Proxy Statement 2017

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Alan L. Boeckmann

Age: 68

Director since: 2012

Common stock owned: 35,694(1)

Percent of class: *

Former Principal Occupation or Position: Non-Executive Chairman of Fluor Corporation (an engineering and construction firm) from 2011 – February 2012; Chairman and Chief Executive Officer of Fluor Corporation from 2002 – 2011.

Directorships of Other Publicly-Owned Companies: Director of Sempra Energy and BP p.l.c.

Qualifications and Career Highlights:

Prior to retiring in February 2012, Mr. Boeckmann served in a variety of engineering and executive management positions during his 35-plus year career with Fluor Corporation, including non-executive Chairman of the Board from 2011 to February 2012, Chairman of the Board and Chief Executive Officer from 2002 to 2011, and President and Chief Operating Officer from 2001 to 2002. His tenure with Fluor Corporation included responsibility for global operations and multiple international assignments. Mr. Boeckmann currently serves as a director of Sempra Energy and BP p.l.c. He has previously served on the boards of BHP Billiton and Burlington-Northern Santa Fe. Mr. Boeckmann has been an outspoken business leader in promoting international standards for business ethics. His extensive board and executive management experience, coupled with his commitment to ethical conduct in international business activities, makes him a valuable addition to our board of directors.

Terrell K. Crews

Age: 61

Director since: 2011

Common stock owned: 21,256(2)

Percent of class: *

Former Principal Occupation or Position: Executive Vice President, Chief Financial Officer and Vegetable Business Chief Executive Officer of Monsanto Company (an agricultural company) from 2007 – 2009.

Directorships of Other Publicly-Owned Companies: Director of WestRock Company and Hormel Foods Corporation; Director of Rock-Tenn Company within the past five years.

Qualifications and Career Highlights:

Mr. Crews retired from Monsanto Company in 2009. He served as Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company from 2007 to 2009, and Executive Vice President and Chief Financial Officer from 2000 to 2007. Mr. Crews brings to our board of directors extensive expertise in finance and related functions, as well as significant knowledge of corporate development, agri-business and international operations.

ADM Proxy Statement 2017	7

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Pierre Dufour

Age: 61

Director since: 2010

Common stock owned: 28,668(3)

Percent of class: *

Principal Occupation or Position: Senior Executive Vice President of Air Liquide Group (a leading provider of gases for industry, health and the environment) since 2007.

Directorships of Other Publicly-Owned Companies: Director of Air Liquide S.A. and National Grid plc.

Qualifications and Career Highlights:

Mr. Dufour is Senior Executive Vice President of Air Liquide Group, the world leader in gases for industry, health and the environment. Having joined Air Liquide in 1997, Mr. Dufour was named Senior Executive Vice President in 2007. Since 2010, he has supervised Air Liquide’s operations in the Americas, Africa-Middle East and Asia-Pacific zones, while also overseeing, globally, Air Liquide’s industrial World Business Lines, Engineering and Construction. Mr. Dufour was elected to the board of Air Liquide S.A. in May 2012. Mr. Dufour’s qualifications to serve as a director of our company include his substantial leadership, engineering, operations management and international business experience.

Donald E. Felsinger

Age: 69

Director since: 2010

Common stock owned: 40,989(1)

Percent of class: *

Former Principal Occupation or Position: Executive Chairman of Sempra Energy (an energy services company) from 2011 – December 2012.

Directorships of Other Publicly-Owned Companies: Director of Northrop Grumman Corporation and Gannett Co., Inc.

Qualifications and Career Highlights:

Mr. Felsinger brings extensive experience as a board member, chair and CEO with Fortune 500 companies. Mr. Felsinger retired as Executive Chairman of Sempra Energy in December 2012. His leadership roles at Sempra Energy and other companies have allowed him to provide our board of directors with his expertise in mergers and acquisitions, environmental matters, corporate governance, strategic planning, engineering, finance, human resources, compliance, risk management, international business and public affairs.

8	ADM Proxy Statement 2017

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Suzan F. Harrison

Age: 59

Director since: –

Common stock owned: 0

Percent of class: *

Principal Occupation or Position: President of Global Oral Care at Colgate-Palmolive Company (a global household and consumer products company) since 2011; President of Hill’s Pet Nutrition Inc. North America from 2009 – 2011; Vice President, Marketing for Colgate U.S. from 2006 – 2009; Vice President and General Manager of Colgate Oral Pharmaceuticals, North America and Europe from 2005 – 2006.

Qualifications and Career Highlights:

Ms. Harrison is currently President of Global Oral Care at Colgate-Palmolive Company, a worldwide consumer products company focused on the production, distribution and provision of household, health care and personal products. She was previously President of Hill’s Pet Nutrition Inc. North America, a position she held from 2009 to 2011. Additionally, she served as Vice President, Marketing for Colgate U.S. from 2006 to 2009, and Vice President and General Manager of Colgate Oral Pharmaceuticals, North America and Europe from 2005 to 2006. Previously, Ms. Harrison held a number of leadership roles at Colgate commencing in 1983. Ms. Harrison’s qualifications to serve as a director of our company include her extensive leadership, management, operations, marketing, and international experience.

Juan R. Luciano

Age: 55

Director since: 2015

Common stock owned: 1,510,138(4)

Percent of class: *

Principal Occupation or Position: Chairman of the Board, Chief Executive Officer and President since January 2016; Chief Executive Officer and President since January 2015; President and Chief Operating Officer from February 2014 – December 2014; Executive Vice President and Chief Operating Officer from 2011 – February 2014.

Directorships of Other Publicly-Owned Companies: Director of Eli Lilly and Company and Wilmar International Limited.

Qualifications and Career Highlights:

Mr. Luciano joined ADM in 2011 as executive vice president and chief operating officer, was named president in February 2014, was named Chief Executive Officer effective January 2015, and was named Chairman of the Board effective January 2016. Mr. Luciano has overseen the commercial and production activities of ADM’s Corn, Oilseeds, and Agricultural Services businesses, as well as its research, project management, procurement and risk management functions. He has also overseen the company’s operational excellence initiatives, which seek to improve productivity and efficiency companywide. He has led the company’s efforts to improve its capital, cost and cash positions. Previously, Mr. Luciano was with The Dow Chemical Company, where he last served as executive vice president and president of the performance division.

ADM Proxy Statement 2017	9

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Patrick J. Moore

Age: 62

Director since: 2003

Common stock owned: 47,279(1)

Percent of class: *

Principal Occupation or Position: President and Chief Executive Officer of PJM Advisors, LLC (an investment and advisory firm) since 2011; Chief Executive Officer of Smurfit-Stone Container Corporation from 2010 – 2011(5).

Directorships of Other Publicly-Owned Companies: Director of Energizer Holdings, Inc.; Director of Rentech Inc., Exelis, Inc. and Ralcorp Holdings, Inc. within the past five years.

Career Highlights:

Mr. Moore retired as Chief Executive Officer of Smurfit-Stone Container Corporation in 2011, and held positions of increasing importance at Smurfit-Stone and related companies since 1987. Prior to 1987, Mr. Moore served 12 years at Continental Bank in various corporate lending, international banking and administrative positions. Mr. Moore brings to our board of directors his substantial experience in leadership, banking and finance, strategy development, sustainability and operations management.

Francisco J. Sanchez

Age: 57

Director since: 2014

Common stock owned: 12,444(6)

Percent of class: *

Principal Occupation or Position: Senior Managing Director of Pt. Capital (a private equity firm) and Chairman of CNS Global Advisors (an international trade and investment consulting firm) since November 2013; Under Secretary for International Trade, U.S. Department of Commerce from 2010 – November 2013.

Directorships of Other Publicly-Owned Companies: Director of Good Resources Holdings Ltd. within the past five years.

Qualifications and Career Highlights:

Mr. Sanchez is the founder and chairman of the board of CNS Global Advisors, a firm focused on international trade and investment. In addition, he is a Senior Managing Director at Pt. Capital, a private equity firm focused on responsible investments in the Pan Arctic. In 2009, President Obama nominated Mr. Sanchez to be the Under Secretary for International Trade at the U.S. Department of Commerce. He was later unanimously confirmed by the U.S. Senate. Mr. Sanchez served in that role until November 2013. There he was responsible for strengthening the competitiveness of U.S. industry, promoting trade and investment, enforcing trade laws and agreements, and implementing the President’s National Export Initiative. Mr. Sanchez brings to our board of directors substantial experience in public policy, international trade and international investment.

10	ADM Proxy Statement 2017

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Debra A. Sandler

Age: 57

Director since: 2016

Common stock owned: 2,279(1)

Percent of class: *

Principal Occupation or Position: President of LaGrenade Group, LLC (a marketing consulting firm) since October 2015; Chief Health and Wellbeing Officer of Mars, Inc. from July 2014 – July 2015; President, Chocolate, North America of Mars, Inc. from April 2012 – July 2014; Chief Consumer Officer of Mars Chocolate North America from 2009 – March 2012.

Directorships of Other Publicly-Owned Companies: Director of Gannett Co., Inc.

Qualifications and Career Highlights:

Ms. Sandler is currently President of LaGrenade Group, LLC, a marketing consultancy she founded to advise consumer packaged goods companies operating in the Health and Wellness space. She was previously Chief Health and Wellbeing Officer of Mars, Inc., a position she held from July 2014 to July 2015. Additionally, she served as President, Chocolate, North America from April 2012 to July 2014; and Chief Consumer Officer, Mars Chocolate North America from November 2009 to March 2012. Prior to joining Mars, Ms. Sandler spent 10 years with Johnson & Johnson in a variety of leadership roles. She currently serves on the board of Gannett Co., Inc. Ms. Sandler has strong marketing and operating experience and a proven record of creating, building, enhancing and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson and PepsiCo.

Daniel T. Shih

Age: 65

Director since: 2012

Common stock owned: 15,033(1)

Percent of class: *

Former Principal Occupation or Position: Deputy Chairman, Executive Director and Chief Strategy Officer of Stella International Holdings Limited (a developer and manufacturer of footwear) from 2008 – August 2013.

Qualifications and Career Highlights:

Mr. Shih served as Deputy Chairman, Executive Director and Chief Strategy Officer of Stella International Holdings Limited, a company listed on the Main Board of the Hong Kong Stock Exchange, from 2008 to August 2013. He previously held executive positions with PepsiCo (China) Investment Ltd. and Motorola (China) Electronic Ltd. Mr. Shih’s qualifications to serve as a director of the company include his extensive business experience in Asia and his expertise in business strategy, leadership development, joint ventures and mergers and acquisitions.

ADM Proxy Statement 2017	11

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Kelvin R. Westbrook

Age: 61

Director since: 2003

Common stock owned: 45,930(1)

Percent of class: *

Principal Occupation or Position: President and Chief Executive Officer of KRW Advisors, LLC (a consulting and advisory firm) since 2007; Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (a broadband services company) (“MDM”)(7) from 2006 – 2007; President and Chief Executive Officer of Millennium Digital Media, L.L.C. from 1997 – 2006.

Directorships of Other Publicly-Owned Companies: Director of Stifel Financial Corp., T-Mobile USA, Inc. and Mosaic Company and Trust Manager of Camden Property Trust.

Qualifications and Career Highlights:

Mr. Westbrook brings legal, media and marketing expertise to the board of directors. He is a former partner of a national law firm, was the President, Chief Executive Officer and co-founder of two large cable television and broadband companies and was or is a member of the board of numerous high-profile companies, including T-Mobile USA, Inc. and the National Cable Satellite Corporation, better known as C-SPAN. Mr. Westbrook currently serves on the boards of four other public companies and a multi-billion dollar not-for-profit healthcare services company.

* Less than 1% of outstanding shares

(1) Consists of stock units allocated under our Stock Unit Plan for Nonemployee Directors that are deemed to be the equivalent of outstanding shares of common stock for valuation purposes.

(2) Includes 20,496 stock units allocated under our Stock Unit Plan for Nonemployee Directors.

(3) Includes 20,968 stock units allocated under our Stock Unit Plan for Nonemployee Directors.

(4) Includes 275,059 shares held in trust, 238 shares held by a family-owned limited liability company, and 865,478 shares that are unissued but are subject to stock options exercisable within 60 days.

(5) Smurfit-Stone Container Corporation and its U.S. and Canadian subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009.

(6) Includes 9,444 stock units allocated under our Stock Unit Plan for Nonemployee Directors.

(7) Broadstripe, LLC (formerly MDM) and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009, approximately fifteen months after Mr. Westbrook resigned from MDM.

Director Experiences, Qualifications, Attributes and Skills, and Board Diversity

In assessing an individual’s qualifications to become a member of the board, the Nominating/Corporate Governance Committee may consider various factors including education, experience, judgment, independence, integrity, availability, and other factors that the Committee deems appropriate. The Nominating/Corporate Governance Committee strives to recommend candidates that complement the current board members and other proposed nominees so as to further the objective of having a board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the board and its committees. In addition, the Committee considers personal characteristics of nominees and current board members, including race, gender and geographic origin, in an effort to obtain a diversity of perspectives on the board.

The specific experience, qualifications, attributes and skills that qualify each of our directors to serve on our board are described in the biographies above.

Director Nominations from Stockholders

The Nominating/Corporate Governance Committee will consider nominees recommended by a stockholder, provided that the stockholder submits the nominee’s name in a written notice delivered to our Secretary at our principal executive offices not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the notice must be received at our principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made (whichever first occurs). Different notice delivery requirements may apply if the number of directors to be elected at an annual meeting is being increased, and we do not make a public announcement naming all of the nominees or specifying the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting. Any notice of a stockholder nomination must set forth the information required by Section 1.4(c) of our bylaws, and must be accompanied by a written consent from the proposed nominee to being named as a nominee and to serve as a director if elected, and a written statement from the proposed nominee as to whether he or she intends, if elected, to tender the advance, contingent, irrevocable resignation that would become effective should the individual fail to receive the required vote for re-election at the next meeting of stockholders. Stockholders may also have the opportunity to include nominees in our proxy statement by complying with the requirements set forth in Section 1.15 of our bylaws. All candidates, regardless of the source of their recommendation, are evaluated using the same criteria.

12	ADM Proxy Statement 2017

BOARD LEADERSHIP AND OVERSIGHT

BOARD LEADERSHIP STRUCTURE

Our company’s board of directors does not have a current requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated, because the board believes it is in the best interest of our company to make this determination based on the position and direction of the company and the constitution of the board and management team. The board regularly evaluates whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separated. The board’s recent implementation of a careful and seamless succession plan demonstrates that the board takes seriously its responsibilities under the Corporate Governance Guidelines to determine who should serve as Chairman at any point in time in light of the specific circumstances facing our company. After careful consideration, the Board determined that having Mr. Luciano, our company’s Chief Executive Officer, serve as Chairman, effective January 1, 2016, is in the best interest of our stockholders at this time. The Chief Executive Officer is responsible for the day-to-day management of our company and the development and implementation of our company’s strategy, and has access to the people, information and resources necessary to facilitate board function. Therefore, the board believes at this time that combining the roles of Chief Executive Officer and Chairman contributes to an efficient and effective board.

The non-management directors elect a Lead Director at the board’s annual meeting. Mr. Felsinger is currently serving as Lead Director. The board believes that having an independent Lead Director provides the board with independent leadership and facilitates the independence of the board from management. In accordance with our Corporate Governance Guidelines, the Lead Director: (i) presides at all meetings of the board at which the Chairman is not present, including executive sessions of the independent directors, and regularly meets with the Chairman and Chief Executive Officer for discussion of appropriate matters arising from these sessions; (ii) coordinates the activities of the other independent directors and serves as liaison between the Chairman and the independent directors; (iii) consults with the Chairman and approves all meeting agendas, schedules and information provided to the board; (iv) interviews, along with the Chairman and the Chair and members of the Nominating/Corporate Governance Committee, all director candidates and makes recommendations to the Nominating/Corporate Governance Committee; (v) advises the Nominating/Corporate Governance Committee on the selection of members of the board committees; (vi) advises the board committees on the selection of committee chairs; (vii) works with the Chairman and Chief Executive Officer to propose a schedule of major discussion items for the board; (viii) guides the board’s governance processes; (ix) provides leadership to the board if circumstances arise in which the role of the Chairman or Chief Executive Officer may be, or may be perceived to be, in conflict; (x) has the authority to call meetings of the independent directors; (xi) if requested by major stockholders, ensures that he or she is available for consultation and direct communication; (xii) coordinates the annual performance review of the chief executive officer; and (xiii) performs such other duties and responsibilities as the board may determine.

In addition to electing a Lead Director, our non-management directors facilitate the board’s independence by meeting frequently as a group and fostering a climate of transparent communication. The high level of contact between our Lead Director and our Chairman between board meetings and the specificity contained in the board’s delegation of authority parameters also serve to foster effective board leadership.

BOARD ROLE IN RISK OVERSIGHT

Management is responsible for day-to-day risk assessment and mitigation activities, and our company’s board of directors is responsible for risk oversight, focusing on our company’s overall risk management strategy, our company’s degree of tolerance for risk, and the steps management is taking to manage our company’s risks. While the board as a whole maintains the ultimate oversight responsibility for risk management, the committees of the board can be assigned responsibility for risk management oversight of specific areas. The Audit Committee currently maintains responsibility for overseeing our company’s enterprise risk management process and regularly discusses our company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern our company’s risk assessment and risk management processes. The Audit Committee periodically reports to our board of directors regarding significant matters identified with respect to the foregoing.

ADM Proxy Statement 2017	13

BOARD LEADERSHIP AND OVERSIGHT

Management has established an Integrated Risk Management Committee consisting of personnel representing multiple functional and regional areas within our company, with broad oversight of the risk management process.

BOARD OF DIRECTORS

    Audit Committee

•  assists the board in fulfilling its oversight responsibility to the stockholders relating to the company’s major risk exposures

•  oversees the company’s enterprise risk management process

•  regularly discusses the steps management has taken to monitor and control risk exposure

•  regularly reports to the board regarding significant matters identified

    Nominating / Corporate

    Governance Committee

•  has authority to assign oversight of specific areas of risk to other committees

•  recommends director nominees who it believes will capably assess and monitor risk

    Compensation /
    Succession Committee

•  assesses potential risks associated with compensation decisions

•  engages an outside consultant every other year to review the company’s compensation programs and evaluate the risks in such programs

SENIOR MANAGEMENT

Integrated Risk Management Committee

•  ensures implementation and maintenance of a process to identify, evaluate and prioritize risks to achievement of our company’s objectives

•  ensures congruence of risk decisions with our company’s values, policies, procedures, measurements, and incentives or disincentives

•  supports the integration of risk assessment and controls into mainstream business processes, planning and decision-making

•  identifies roles and responsibilities across our company in regard to risk assessment and control functions

•  promotes consistency and standardization in risk identification, reporting and controls across our company

•  ensures sufficient information capabilities and information flow to support risk identification and controls and alignment of technology assets

•  regularly evaluates the overall design and operation of the risk assessment and control process, including development of relevant metrics and indicators

•  reports regularly to senior management and our board regarding the above-described processes and the most significant risks to our company’s objectives

BOARD ROLE IN OVERSEEING POLITICAL ACTIVITIES

ADM’s Board of Directors believes that participation in the political process is important to our business. ADM and its political action committee (ADMPAC) therefore support candidates for political office and organizations that share our pro-growth vision, our aspirations for the future of global agriculture, and our commitment to the people who depend on it for their lives and livelihoods. Decisions to support particular candidates and/or organizations are subject to fixed policies and determined by the company’s best interests, not the personal political preferences of ADM executives. ADMPAC submits to the Federal Election Commission (FEC) regular, detailed reports on all federal political contributions, which reports are available to the public on the FEC’s website. Similarly, contributions to state candidates are disclosed to relevant state authorities and typically disclosed on individual states’ websites.

In addition to ADM’s contributions to individual candidates for public office and candidate committees, ADM also supports a small number of so-called “527” groups, including the Democratic Governors Association, the Republican Governors Association, Ag America and the Republican State Leadership Committee. We have not supported independent political expenditures or 501(c)(4) organizations. Finally, ADM has memberships in several industry, trade and business associations representing agriculture and the business community. If a trade association engages in political activity, the amount of dues associated with this political advocacy is reported in ADM’s quarterly LD2 filings.

ADM engages in a centralized, deliberative process when making decisions about the company’s political participation to ensure that it complies with all applicable laws and makes appropriate disclosures. Contributions of greater than $1,000 typically require the approval of the board of directors of ADMPAC, a political action committee funded by our employees’ voluntary contributions. The ADMPAC board of directors is chaired by the vice president of state government relations and composed of employees who represent various areas of the company. Contributions of less than $1,000 may be authorized by the company’s vice president of government relations and vice president of state government relations.

14	ADM Proxy Statement 2017

BOARD LEADERSHIP AND OVERSIGHT

ADM’s Board of Directors provides oversight of ADMPAC’s and the Company’s political activities, political contributions, and compliance with relevant laws. At each quarterly Board meeting, ADM management provides the Board with a detailed report on our political contributions in the previous quarter. Any member of the Board may obtain further detailed information concerning political contributions, trade associations, compliance with federal and state laws, or any other related topic.

For more information on ADM’s political policies and activities, please see www.adm.com/en-US/company/Pages/USPoliticalContributions.aspx.

ADM Proxy Statement 2017	15

DIRECTOR EVALUATIONS; SECTION 16(a) REPORTING COMPLIANCE

BOARD, COMMITTEE AND DIRECTOR EVALUATIONS

The board believes that a robust annual evaluation process is a critical part of its governance practices. Accordingly, the Nominating/Corporate Governance Committee oversees an annual evaluation of the performance of the board of directors, each committee of the board, and each individual director. The Nominating/Corporate Governance Committee approves written evaluation questionnaires which are distributed to each director. The results of each written evaluation are provided to, and compiled by, an outside firm. Individual directors are evaluated by their peers in a confidential process. Our Lead Director delivers and discusses individual evaluation results with each director and the chair of the Nominating/Corporate Governance Committee delivers and discusses the Lead Director’s individual evaluation with him or her. Results of the performance evaluations of the committees and the board are discussed at appropriate committee meetings and with the full board.

Our board utilizes the results of these evaluations in making decisions on board agendas, board structure, committee responsibilities and agendas, and continued service of individual directors on the board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based on our review of Forms 3, 4 and 5 that we have received from, or have filed on behalf of, our directors and executive officers, and on written representations from those persons that they were not required to file a Form 5, we believe that, during the fiscal year ended December 31, 2016, our directors and executive officers complied with all Section 16(a) filing requirements.

16	ADM Proxy Statement 2017

INDEPENDENCE OF DIRECTORS

INDEPENDENCE OF DIRECTORS

NYSE Independence

The listing standards of the New York Stock Exchange, or NYSE, require companies listed on the NYSE to have a majority of “independent” directors. Subject to certain exceptions and transition provisions, the NYSE standards generally provide that a director will qualify as “independent” if the board affirmatively determines that he or she has no material relationship with our company other than as a director, and will not be considered independent if:

1.	the director or a member of the director’s immediate family is, or in the past three years has been, one of our executive officers or, in the case of the director, one of our employees;

2.	the director or a member of the director’s immediate family has received during any 12-month period within the last three years more than $120,000 per year in direct compensation from us other than for service as a director, provided that compensation received by an immediate family member for service as a non-executive officer employee is not considered in determining independence;

3.	the director or an immediate family member is a current partner of one of our independent auditors, the director is employed by one of our independent auditors, a member of the director’s immediate family is employed by one of our independent auditors and personally works on our audits, or the director or a member of the director’s immediate family was within the last three years an employee of one of our independent auditors and personally worked on one of our audits;

4.	the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers at the same time serves or served on the compensation committee; or

5.	the director is a current employee of, or a member of the director’s immediate family is an executive officer of, a company that makes payments to, or receives payments from, us in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The board of directors has reviewed business and charitable relationships between us and each non-employee director and director nominee to determine compliance with the NYSE standards described above and our bylaw standards described below and to evaluate whether there are any other facts or circumstances that might impair a director’s or nominee’s independence. Based on that review, the board has determined that eleven of its twelve current members, Messrs. Boeckmann, Crews, Dufour, Felsinger, Maciel, Moore, Sanchez, Shih and Westbrook, Ms. Carter and Ms. Sandler, are independent and that Ms. Harrison, a director nominee, is also independent. Mr. Luciano is not independent under the NYSE or bylaw standards because of his employment with us.

In determining that Mr. Boeckmann is independent, the board considered that, in the ordinary course of business, Sempra Energy sold utility services to our company and BP p.l.c. sold natural gas and fuel to our company, all on an arm’s-length basis during the fiscal year ended December 31, 2016. Mr. Boeckmann is a director of Sempra Energy and BP. The board determined that Mr. Boeckmann does not have a direct or indirect material interest in such transactions and that such transactions do not impair Mr. Boeckmann’s independence.

In determining that Ms. Carter is independent, the board considered that, during the fiscal year ended December 31, 2016, the company purchased utility services from Westar Energy Inc. in the ordinary course of business and on an arm’s-length basis. Ms. Carter is a director of Westar Energy Inc. The board determined that Ms. Carter does not have a direct or indirect material interest in such utility transactions, and that such utility transactions do not impair Ms. Carter’s independence. The board further considered that, Norvell Company, of which Ms. Carter’s brother is majority owner, sold certain equipment having an aggregate purchase price less than $1.0 million, to our company, in the ordinary course of business, and on an arm’s-length basis. The board determined that Ms. Carter does not have a direct or indirect material interest in such transactions and that such transactions do not impair Ms. Carter’s independence.

In determining that Mr. Crews is independent, the board considered that, in the ordinary course of business, WestRock Company, of which Mr. Crews is a director, sold certain supplies to our company and that Hormel Foods Corporation, of which Mr. Crews is a director, purchased certain commodity products from our company, all on an arm’s-length basis during the fiscal year ended December 31, 2016. The board determined that Mr. Crews does not have a direct or indirect material interest in such transactions and that such transactions do not impair Mr. Crews’ independence.

In determining that Mr. Dufour is independent, the board considered that, in the ordinary course of business, Air Liquide Group, of which Mr. Dufour is Senior Executive Vice President and a director, sold certain supplies and commodity products to our company on an arm’s-length basis during the fiscal year ended December 31, 2016. The board determined that this arrangement did not exceed the NYSE’s threshold of 2.0% of Air Liquide Group’s consolidated gross revenues, that Mr. Dufour does not have a direct or indirect material interest in such transactions, and that such transactions do not impair Mr. Dufour’s independence.

In determining that Mr. Maciel is independent, the board considered that, in the ordinary course of business, Marfrig Frigorificos, of which Mr. Maciel is a director, purchased various products from our

ADM Proxy Statement 2017	17

INDEPENDENCE OF DIRECTORS

company, all on an arm’s-length basis during the fiscal year ended December 31, 2016. The board determined that Mr. Maciel does not have a direct or indirect material interest in such transactions and that such transactions do not impair Mr. Maciel’s independence.

In determining that Mr. Sanchez is independent, the board considered that, during the fiscal year ended December 31, 2016, the company made a charitable contribution to H. L. Moffitt Cancer Center and Research Institute, of which Mr. Sanchez is a director. The board determined that Mr. Sanchez does not have a direct or indirect material interest in the transaction and that such transaction does not impair Mr. Sanchez’s independence.

In determining that Mr. Westbrook is independent, the board considered that, in the ordinary course of business, Mosaic Company, of which Mr. Westbrook is a director, sold various products to our company on an arm’s-length basis during the fiscal year ended December 31, 2016. The board determined that Mr. Westbrook does not have a direct or indirect material interest in such transactions and that such transactions do not impair Mr. Westbrook’s independence.

In determining that Ms. Harrison is independent, the board considered that, in the ordinary course of business, Colgate-Palmolive Company, of which Ms. Harrison is President of Global Oral Care, purchased various products from our company on an arm’s-length basis during the fiscal year ended December 31, 2016. The board determined that this arrangement did not exceed the NYSE’s threshold of 2.0% of Colgate Palmolive Company’s consolidated gross revenues, that Ms. Harrison does not have a direct or indirect material interest in such transactions, and that such transactions do not impair Ms. Harrison’s independence.

Bylaw Independence

Section 2.8 of our bylaws also provides that a majority of the board of directors be comprised of independent directors. Under our bylaws, an “independent director” means a director who:

1.	is not a current employee or a former member of our senior management or the senior management of one of our affiliates;

2.	is not employed by one of our professional services providers;

3.	does not have any business relationship with us, either personally or through a company of which the director is an officer or a controlling shareholder, that is material to us or to the director;

4.	does not have a close family relationship, by blood, marriage, or otherwise, with any member of our senior management or the senior management of one of our affiliates;

5.	is not an officer of a company of which our Chairman or Chief Executive Officer is also a board member;

6.	is not personally receiving compensation from us in any capacity other than as a director; and

7.	does not personally receive or is not an employee of a foundation, university, or other institution that receives grants or endowments from us, that are material to us, the recipient, or the foundation/university/institution.

Corporate Governance Guidelines

The board has adopted corporate governance guidelines that govern the structure and functioning of the board and set forth the board’s policies on governance issues. The guidelines, along with the written charters of each of the committees of the board and our bylaws, are posted on our website, www.adm.com, and are available free of charge on written request to the Secretary, Archer-Daniels-Midland Company, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601.

Independent Executive Sessions

In accordance with our corporate governance guidelines, the non-management directors meet in independent executive session at least quarterly. If the non-management directors include any directors who are not independent pursuant to the board’s determination of independence, at least one executive session includes only independent directors. The Lead Director, or in his or her absence, the chairman of the Nominating/Corporate Governance Committee, presides at such meetings. The non-management directors met in independent executive session four times during fiscal year 2016.

18	ADM Proxy Statement 2017

INFORMATION CONCERNING COMMITTEES AND MEETINGS

BOARD MEETINGS AND ATTENDANCE AT ANNUAL MEETINGS OF STOCKHOLDERS

During the last fiscal year, our board of directors held nine meetings. All incumbent directors attended 75% or more of the combined total meetings of the board and the committees on which they served during such period. Our Corporate Governance Guidelines provide that all directors standing for election are expected to attend the annual meeting of stockholders. All director nominees standing for election at our last annual stockholders’ meeting held on May 5, 2016, attended that meeting.

ADM Proxy Statement 2017	19

INFORMATION CONCERNING COMMITTEES AND MEETINGS

INFORMATION CONCERNING COMMITTEES AND MEETINGS

The board’s standing committees are the Audit, Compensation/Succession, Nominating/Corporate Governance, and Executive Committees. Each committee operates pursuant to a written charter adopted by the board, available on our website, www.adm.com.

Audit Committee

The Audit Committee consists of Mr. Crews (Chairman), Mr. Dufour, Mr. Moore, Mr. Sanchez and Ms. Sandler. The Audit Committee met nine times during the most recent fiscal year. All of the members of the Audit Committee were determined by the board to be independent directors, as that term is defined in our bylaws, in the NYSE listing standards and in Section 10A of the Exchange Act. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the board determines that such service would not impair such director’s ability to serve effectively on the Audit Committee.

The Audit Committee reviews:

1.	the overall plan of the annual independent audit;

2.	financial statements;

3.	the scope of audit procedures;

4.	the performance of our independent auditors and internal auditors;

5.	the auditors’ evaluation of internal controls;

6.	matters of legal and regulatory compliance;
7.	the performance of our company’s compliance function; and

8.	business and charitable relationships and transactions between us and each non-employee director, director nominee and executive officer to assess potential conflicts of interest and impairment of independence.

For additional information with respect to the Audit Committee, see the sections of this proxy statement entitled “Report of the Audit Committee” and “Audit Committee Pre-Approval Policies”.

Compensation/Succession Committee

The Compensation/Succession Committee consists of Mr. Westbrook (Chairman), Mr. Boeckmann, Ms. Carter, Mr. Maciel and Mr. Shih. The Compensation/Succession Committee met six times during the most recent fiscal year. All of the members of the Compensation/Succession Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards, including the NYSE listing standards specifically applicable to compensation committee members.

The Compensation/Succession Committee:

1.	establishes and administers a compensation policy for senior management;

2.	reviews and approves the compensation policy for all of our employees and our subsidiaries other than senior management;

3.	approves all compensation elements with respect to our directors, executive officers and all employees with a base salary of $500,000 or more;

4.	reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;
5.	establishes and reviews a compensation policy for non-employee directors;

6.	reviews and monitors our succession plans;

7.	approves awards to employees pursuant to our incentive compensation plans;

8.	approves major modifications in the employee benefit plans with respect to the benefits that salaried employees receive under such plans; and
9.	ensures succession processes are in place to aid business continuity.

The Compensation/Succession Committee provides reports to the board of directors and, where appropriate, submits actions to the board of directors for ratification. Members of management attend meetings of the committee and make recommendations to the committee regarding compensation for officers other than the Chief Executive Officer. In determining the Chief Executive Officer’s compensation, the committee considers the evaluation prepared by the non-management directors.

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INFORMATION CONCERNING COMMITTEES AND MEETINGS

In accordance with the General Corporation Law of Delaware, the committee may delegate to one or more officers the authority to grant stock options to other officers and employees who are not directors or executive officers, provided that the resolution authorizing this delegation specifies the total number of options that the officer or officers can award. The charter for the Compensation/Succession Committee also provides that the committee may form subcommittees and delegate tasks to them.

For additional information on the responsibilities and activities of the Compensation/Succession Committee, including the committee’s processes for determining executive compensation, see the section of this proxy statement entitled “Compensation Discussion and Analysis”.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Mr. Moore (Chairman), Mr. Boeckmann, Ms. Carter, Mr. Maciel, Mr. Shih, and Mr. Westbrook. The Nominating/Corporate Governance Committee met six times during the most recent fiscal year. All of the members of the Nominating/Corporate Governance Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards.

The Nominating/Corporate Governance Committee:

1.	identifies individuals qualified to become members of the board, including evaluating individuals appropriately suggested by stockholders in accordance with our bylaws;

2.	recommends individuals to the board for nomination as members of the board and board committees;
3.	develops and recommends to the board a set of corporate governance principles applicable to the company; and

4.	leads the evaluation of the directors, the board and board committees.

Executive Committee

The Executive Committee consists of Mr. Luciano (Chairman), Mr. Felsinger (Lead Director), and the chairs of our three standing committees, Mr. Crews, Mr. Moore, and Mr. Westbrook. The Executive Committee met one time during the most recent fiscal year. The Executive Committee acts on behalf of the board to determine matters which, in the judgment of the Chairman of the Board, do not warrant convening a special board meeting but should not be postponed until the next scheduled board meeting. The Executive Committee exercises all the power and authority of the board in the management and direction of our business and affairs except for matters which are expressly delegated to another board committee and matters that cannot be delegated by the board under applicable law, our certificate of incorporation, or our bylaws.

ADM Proxy Statement 2017	21

STOCKHOLDER OUTREACH AND ENGAGEMENT

STOCKHOLDER OUTREACH AND ENGAGEMENT

As part of our commitment to effective corporate governance practices, in 2016 we reached out to many of our largest institutional stockholders to hold formal discussions with them to help us better understand the views of our investors on key topics. Our Lead Director and senior management participated in some of these meetings to discuss and obtain feedback on corporate governance, executive compensation and other related issues important to our stockholders. We share stockholder feedback with our Board and its committees to enhance our governance practices, and transparency of these practices to our stockholders. We review the voting results of our most recent annual meeting of stockholders, the stockholder feedback received through our engagement process, the governance practices of our peers and other large companies, and current trends in governance as we consider enhancements to our governance practices and disclosure. We value our dialogue with our stockholders and believe our outreach efforts, which are in addition to our other communication channels available to our stockholders and interested parties, help ensure our corporate governance, compensation and other related practices continue to evolve and reflect the insights and perspectives of our many stakeholders. We welcome suggestions from our stockholders on how the board and management can enhance this dialogue in the future.

Communications with Directors

We have approved procedures for stockholders and other interested parties to send communications to individual directors or the non-employee directors as a group. You should send any such communications in writing addressed to the applicable director or directors in care of the Secretary, Archer-Daniels-Midland Company, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. All correspondence will be forwarded to the intended recipients.

CODE OF CONDUCT

The board has adopted a Code of Conduct that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Conduct applies to all of our employees, officers, and directors, including our principal executive officer, principal financial officer, and principal accounting officer. The Code of Conduct is available at our website, www.adm.com, and is available free of charge on written request to the Secretary, Archer-Daniels-Midland Company, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. Any amendments to certain provisions of the Code of Conduct or waivers of such provisions granted to certain executive officers will be disclosed promptly on our website.

22	ADM Proxy Statement 2017

EXECUTIVE STOCK OWNERSHIP

Executive Stock Ownership Policy

The board of directors believes that it is important for each member of our senior management to acquire and maintain a significant ownership position in shares of our common stock to further align the interests of senior management with the stockholders’ interests. Accordingly, we have adopted a policy regarding ownership of shares of our common stock by senior management. The policy calls for members of senior management to own shares of common stock with a fair market value within a range of one to five times that individual’s base salary, depending on each individual’s level of responsibility with our company. The stock ownership guidelines applicable to the named executive officers (as defined herein) are set forth below.

Executive	Ownership Guideline as a Multiple of Salary
J. R. Luciano	5.0x
R. G. Young	3.0x
D. C. Findlay	3.0x
G. A. Morris	3.0x
J. D. Taets	3.0x

Executive Officer Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of March 13, 2017, directly or indirectly, by each of the named executive officers.

Executive	Common Stock Beneficially Owned	Options Exercisable Within 60 Days	Percent of Class
J. R. LUCIANO	1,510,138(1)	865,478	*
R. G. YOUNG	740,695(2)	470,682	*
D. C. FINDLAY	375,210(3)	216,645	*
G. A. MORRIS	134,566(4)	47,658	*
J. D. TAETS	330,959(5)	179,526	*

* Less than 1% of outstanding shares

(1) Includes 275,059 shares held in trust, 238 shares held by a family-owned limited liability company, and stock options exercisable within 60 days.

(2) Includes stock options exercisable within 60 days.

(3) Includes stock options exercisable within 60 days.

(4) Includes 557 shares held in our 401(k) and Employee Stock Ownership Plan and stock options exercisable within 60 days

(5) Includes 843 shares held in our 401(k) and Employee Stock Ownership Plan and stock options exercisable within 60 days

Common stock beneficially owned as of March 13, 2017, by all directors, director nominees and executive officers as a group, numbering 21 persons including those listed above, is 15,633,501 shares representing 2.7% of the outstanding shares, of which 420,274 shares represent stock units allocated under our Stock Unit Plan for Nonemployee Directors, 2,113,677 shares are unissued but are subject to stock options exercisable within 60 days and no shares are subject to pledge.

ADM Proxy Statement 2017	23

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis explains the process that the Compensation/Succession Committee uses to determine compensation and benefits for the company’s principal executive officer, principal financial officer, and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2016 (collectively, the “named executive officers” or “NEOs”) and provides a detailed description of those programs.

This discussion focuses on the compensation provided to the company’s NEOs during 2016, who were:

Name	Title
J.R. Luciano	Chairman, Chief Executive Officer and President (“Chairman and CEO”)
R.G. Young	Executive Vice President and Chief Financial Officer (“CFO”)
D.C. Findlay	Senior Vice President, General Counsel and Secretary
J.D. Taets	Senior Vice President and President Ag Services
G.A. Morris	Senior Vice President and President Global Oilseeds

SECTION 1 — EXECUTIVE SUMMARY

Philosophy. The company’s business strategy and objectives are the foundation for our compensation programs. We believe, and our compensation programs support, that as an employee’s level in the organization or level of responsibility increases, so should the proportion of his or her compensation that is based on the company’s performance. As such, the executive compensation programs closely tie pay to performance and will only deliver competitive levels of compensation if we achieve our goals and enhance stockholder value.

Our compensation philosophy is founded on the principle that we reward executives for creating value for our stockholders. We link a significant portion of compensation to multiple performance metrics, as described in Sections 6 and 7. We implement our compensation practices within the framework of pay-for-performance. We do so in a manner that helps us attract and retain the highest quality talent to our executive ranks by rewarding excellence in leadership and success in the implementation of our business strategy.

In 2016, the three key elements of our pay program continued to be base salary, annual cash incentive awards and long-term incentive (LTI) awards. We refer to the combination of these three elements as “total direct compensation.” This summary discusses compensation highlights for 2016. We also note in this summary an overview of our recent financial and operating performance, how that performance impacted NEO compensation for 2016, and decisions we have made that affect the 2017 compensation of our NEOs which are relevant to an understanding of 2016 pay.

24	ADM Proxy Statement 2017

COMPENSATION DISCUSSION AND ANALYSIS

2016 Financial and Operating Performance(1)

1 Adjusted EBITDA and Adjusted ROIC are both “non-GAAP” financial measures that are defined and reconciled to the most directly comparable amounts reported under GAAP in Annex A, “Definition and Reconciliation of Non-GAAP financial measure and related disclosures about the use of these non-GAAP financial measures.

Balanced Total Compensation Delivery

ADM executive total direct compensation is delivered through a mix of cash and equity awards that emphasize multiple performance factors tied to stockholder value creation over near-, mid- and longer-term time horizons.

NEO annual cash incentives are based 75% on company performance and 25% on individual performance. In 2016, we achieved Adjusted EBITDA of $3.0 billion versus our target of $3.4 billion and Adjusted ROIC of 5.9%, 70 basis points below our annual weighted average cost of capital (“WACC”) of 6.6%, resulting in company performance at 72.8% of target. Final payouts also reflect the Compensation/Succession Committee’s review of each NEO’s individual performance, where the 25% individual performance percentage would indicate target. Based on its review of business results and the economic environment for 2016, the Compensation/Succession Committee elected to award the Chairman and CEO an individual performance percentage of 20% (or 80% of target) for his individual performance. The Compensation/Succession Committee incorporated its and the full board’s assessment of the Chairman and CEO’s individual performance as well as overall company performance when approving Mr. Luciano’s individual performance percentage. Due to the performance against business targets, all NEOs received less than target performance individual performance percentages. Mr. Findlay, Mr. Young, and Mr. Morris received individual performance percentages of 20% and Mr. Taets received an individual performance percentage of 15% based on performance against company goals and an assessment of their individual performance. We reduced the individual performance percentages for the NEOs to recognize the role that they played as leaders to drive company performance. Details on individual performance are discussed in Section 6.

In February 2016, the Compensation/Succession Committee granted LTI awards at the base award level based on a review of the company’s historic three-year TSR performance versus the S&P 100 Industrials, and portfolio management and strategic plan accomplishments described above.

Compensation Program Changes for 2017

As more fully discussed in Section 7 below, for 2017, the Compensation/Succession Committee approved a number of changes which include:

•	Moving towards market-based equity awards providing LTI for 2017 in amounts with a more direct tie to the company’s three-year future performance and value creation.

•	Grant performance share units that may be earned over a three-year performance period based on the degree to which the company achieves various performance metrics.

•	Providing for “double trigger” accelerated vesting in a change of control, revised from prior single trigger change in control.

•	Expanding the scope of the LTI award forfeiture and recovery provisions to further mitigate risks associated with the compensation program and further protect the company’s interest against unfair and inappropriate conduct.

ADM Proxy Statement 2017	25

COMPENSATION DISCUSSION AND ANALYSIS

Results of 2016 Advisory Vote on Executive Compensation

At the 2016 Annual Meeting of Stockholders, we held the company’s sixth advisory vote on executive compensation. Approximately 94% of the votes cast were in favor of this advisory proposal. The Compensation/Succession Committee believes that this strong level of support, and the similarly strong levels of support manifested in prior periods, affirm broad stockholder agreement with the alignment of existing executive compensation programs with stockholder interests and the Compensation/Succession Committee’s approach. The Committee considered this outcome in determining that no substantive changes in executive compensation programs would occur for 2016. In order to continue to align with stockholder interests, significant changes were made to the 2017 compensation programs as detailed in Section 7. At the Annual Meeting of Stockholders to be held in May 2017, we will again hold an advisory vote on executive compensation. The Compensation/Succession Committee will continue to consider stockholder feedback and the results from this year’s and future advisory votes on executive compensation.

SECTION 2 — COMPENSATION OBJECTIVES

The objectives of the company’s executive compensation program are to:

•	Attract and retain a strong executive team and motivate them to develop leadership and successors;

•	Align the interests of the NEOs with those of the company’s stockholders;

•	Encourage a culture of pay-for-performance by requiring sufficient financial performance before awards may be earned and directly tying awards to quantifiable performance;

•	Encourage and reward current business results through cash salaries and performance-based annual cash incentives;

•	Reward sustained performance by granting equity and maintaining ownership guidelines; and

•	In the aggregate, provide total compensation opportunities that are competitive with comparator companies and other companies with which we compete for executive talent.

SECTION 3 — COMPONENTS OF EXECUTIVE COMPENSATION

The company’s executive compensation program is built on a structure that balances short and long term performance:

•	Salaries generally target the median of companies of similar scope, complexity and business environment; salaries are reviewed annually and set based on competitiveness versus the external market, individual performance and internal equity.

•	The company’s 2016 annual cash incentive program was primarily based on several key measures of financial performance which are Adjusted EBITDA and Adjusted ROIC relative to annual WACC, with final awards based on company, group/business unit, and individual performance, as well as achievements related to the company’s strategic and business objectives. For 2016, in addition to Adjusted EBITDA and Adjusted ROIC performance, the annual cash incentive program was modified to also include achievement of specific goals related to overall company and additional financial performance metrics. Depending on the achievement of the three goals, the percentage of Adjusted EBITDA in excess of a specified threshold amount used to fund the bonus pool could range from 1.8% to 2.4%. As explained more fully in Section 6, the three goals were focused on cost savings, monetization, and revenue.

•	For awards granted in 2016, LTI award grant sizes were primarily based on the company’s ability to drive stockholder value over a trailing three-year period. The performance-sized awards granted in 2016 used a mix of stock options (50%) and RSUs (50%) to continue the alignment of the interests of the company’s NEOs and stockholders.

•	Beginning in 2017, to strengthen the performance-orientation of the LTI program the Company discontinued its prior approach to granting LTI awards based on a historical review of the Company’s three-year relative TSR in comparison to the S&P 100 industrials and instead granted market competitive LTI awards that consist of performance share units (“PSUs”) with vesting dependent on future performance of the Company over a three year performance period (2017–2019).

26	ADM Proxy Statement 2017

COMPENSATION DISCUSSION AND ANALYSIS

The following chart summarizes the components and associated objectives of our executive compensation program:

	Pay Element		Objective	Performance Rewarded
Fixed	Annual	Base Salary	Fixed pay to recognize an individual’s role and responsibilities	Reviewed annually and set based on competitiveness versus the external market, individual performance and internal equity
Performance Based	Annual	Annual Cash Incentive	Achieve annual goals measured in terms of financial and individual performance linked to creation of stockholder value	Adjusted EBITDA, Adjusted ROIC, cost savings, monetization, revenue and individual performance
	Long-Term	Restricted Stock Units	Align NEOs’ interests with stockholders; retain executive talent	Reward for achievement of key drivers of stockholder value as evidenced in our share price
		Stock Options	Increase stock price and align NEOs’ interests with stockholders	Reward for achievement of key drivers of stockholder value as evidenced in our share price

We pay an annual cash incentive only if the company meets certain specified performance goals. The company’s annual cash incentive program emphasizes company-wide performance objectives to encourage the executives to focus on overall company success and leadership to generate the most value across the entire company. Our assessment of company performance is directly tied to stockholder expectations by ensuring the delivery of threshold levels of Adjusted EBITDA and Adjusted ROIC before awards may be earned. Adjusted EBITDA for 2016 was calculated by taking reported EBITDA and excluding the impact of one-time gains, impairment, restructuring, litigation, settlement and debt extinguishment charges as well as a small LIFO credit. Individual performance and the Compensation/Succession Committee’s informed judgment are incorporated to ensure actual awards appropriately reflect the company’s operating environment and individual executive contributions.

The company’s LTI program is designed to reward sustained performance and to attract and retain talented executives and employees. Historically, the Compensation/Succession Committee has reviewed company performance incorporating perspectives on company and market factors, including relative and absolute stockholder return and strategic, operating, and financial milestones. Typically, this assessment focuses principally on the company’s relative three-year TSR performance compared to that of the S&P 100 Industrials.

In addition to these direct elements of pay, the company provides benefits to our NEOs to provide for basic health, welfare and income security needs and to support the attraction, retention and motivation of these employees. With few exceptions, such as supplemental benefits provided to employees whose benefits under broad-based plans are limited under applicable tax laws, the company’s philosophy is to offer the same benefits to all U.S. salaried employees as are offered to the company’s NEOs.

ADM Proxy Statement 2017	27

COMPENSATION DISCUSSION AND ANALYSIS

SECTION 4 — EXECUTIVE COMPENSATION BEST PRACTICES

We annually review all elements of NEO pay and, where appropriate for our business and talent objectives and our stockholders, may make changes to incorporate and maintain current best practices. The following table provides a summary of “what we do” and “what we don’t do”.

What We Do	What We Don’t Do

✓  Pay-for-Performance: We tie compensation to performance by setting clear and challenging company financial goals and individual goals and having a majority of target total direct compensation consist of performance-based components

X No Employment Contracts/Agreements: We do not have an employment contract with any executive officer

✓  Multiple Performance Metrics: We use performance measures including Adjusted EBITDA and Adjusted ROIC and strategic company goals for revenue, savings, and monetization for annual cash incentives, as well as multi-year vesting or measurement periods

X No Dividends Paid on Unvested Performance Awards: We do not pay dividends on unvested performance-based awards
✓ Stock Ownership and Retention Requirements: We have stock ownership and retention requirements for our NEOs	X No Hedging: We prohibit NEOs from engaging in hedging transactions with company common stock

✓  Annual Compensation-Related Risk Review: The Compensation/Succession Committee regularly reviews compensation-related risks, with the assistance of independent consultants, to confirm that any such risks are not reasonably likely to have a material adverse effect on the company

X No Repricing or Buyouts of Stock Options: Our equity plan prohibits repricing or buyouts of underwater stock options

✓  Clawback Policy: The company has a policy to recover previously paid cash and equity based incentive compensation from executives in the event of a financial restatement, ethical misconduct, or other specified circumstances

X No Gross Up of Excise Tax Payments: We do not allow gross up of excise tax payments

✓  Use of Independent Compensation Consultant: The Compensation/Succession Committee retains an independent compensation consulting firm that performs no other consulting services for the company and has no conflicts of interest

X    No Excessive Executive Perks: With the exception of certain benefits provided under our expatriate program, executive perquisites are limited to executive physicals, limited personal use of the company aircraft, company provided life insurance and personal security for the Chairman and CEO only

✓  Pledging Policy: We require our executives and directors to obtain approval from our General Counsel before pledging company securities, and we prohibit executives from pledging if they have not met stock ownership guidelines

✓  Regular Review of Proxy Advisor Policies and Corporate Governance Best Practices: The Compensation/Succession Committee regularly considers proxy advisor and corporate governance best practices as they relate to our executive compensation programs

Changes for 2017
✓ Double Trigger: Double trigger accelerated vesting of equity awards will be applied for a change in control, previously a single trigger was applied

✓  Forward Looking Equity: Transition from look-back approach for long term incentive awards to forward looking metrics. Moving forward, NEOs will receive performance share units as part of their annual long time incentive award

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COMPENSATION DISCUSSION AND ANALYSIS

SECTION 5 — OVERSIGHT OF EXECUTIVE COMPENSATION

What is the Role of the Compensation/Succession Committee?

The Compensation/Succession Committee is composed solely of independent directors and is responsible to the board of directors and the company’s stockholders for establishing the company’s compensation philosophy and establishing and administering the company’s compensation policies and programs consistent with this philosophy. The Compensation/Succession Committee’s responsibilities are set forth in its charter, which is available on the investor relations section of the company’s website. Additional information regarding the Compensation/Succession Committee’s authority to determine compensation can be found under the caption “Compensation/Succession Committee” elsewhere in this proxy.

What is the Role of the Board?

The board approves the company’s business plan, which is one of the factors used to set financial business objectives for the annual cash incentive plan. The independent directors establish and approve all performance criteria for evaluating the Chairman and CEO and annually evaluate the performance of the Chairman and CEO based on these criteria. The non-management directors also ratify the Chairman and CEO’s compensation. The board can also provide input and ratification on any additional compensation-related issues. The board also conducts an annual review of the company’s performance.

What is the Role of the Compensation/Succession Committee Consultant?

The Compensation/Succession Committee retained Pay Governance LLC as its independent executive compensation consultant. Pay Governance provides no other services to the company. The independent compensation consultant reports directly to the Compensation/Succession Committee, and provides the Compensation/Succession Committee with objective and expert analyses and independent advice on executive and director compensation, and other matters in support of the Compensation/Succession Committee’s responsibilities under its charter. Each Compensation/Succession Committee meeting includes an executive session where the Compensation/Succession Committee meets exclusively with the independent consultant; company management is not included in these sessions. Outside of these sessions, the independent consultant interacts with the company’s management team solely on behalf of the Compensation/Succession Committee to assist the Compensation/Succession Committee in fulfilling its duties and responsibilities. The Compensation/Succession Committee will only retain consultants that it believes will provide independent advice. The Compensation/Succession Committee has assessed the independence of Pay Governance pursuant to the SEC’s and NYSE’s rules and concluded that the work Pay Governance has performed does not raise any conflict of interest.

What are the Roles of Executives?

To assist the Compensation/Succession Committee in determining compensation for the other NEOs, the company’s Chairman and CEO participates in discussions with the Compensation/Succession Committee regarding the other officers’ performance and compensation. The Chairman and CEO provides the Compensation/Succession Committee with an assessment of the other NEOs’ performance, both as individuals and with respect to the functions or business units they oversee. The Chairman and CEO also recommends to the Compensation/Succession Committee, but does not vote on, annual base salary adjustments, individual and group performance factors, and short and long-term incentive award target levels that should be paid to the other NEOs.

The company’s Senior Vice President of Human Resources oversees all employee compensation and the administration of benefits programs, under the oversight and direction of the Compensation/Succession Committee. He prepares the majority of the materials for the Compensation/Succession Committee meetings and provides analyses that assist the Compensation/Succession Committee with its decisions, such as summaries of competitive market practices, summaries of the company’s succession planning actions, and reports regarding the company’s performance. In addition, throughout the year, he facilitates meetings with management to help the Compensation/Succession Committee gain a better understanding of company performance. He ensures that the Compensation/Succession Committee is provided a rigorous assessment of year-to-date performance at each of its meetings. At the direction of the Chairman of the Compensation/Succession Committee, the company’s Senior Vice President of Human Resources involves other members of management in portions of the Compensation/Succession Committee meetings to participate in discussions related to company and individual performance and the company’s compensation and benefit programs. The company’s executives leave meetings during discussions of individual compensation actions affecting them personally and during all executive sessions, unless requested to attend by the Compensation/Succession Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

How Do the Committee’s Decisions Incorporate the Company’s Executive Compensation Objectives?

•	Alignment of Executive and Stockholder Interests. We believe that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of the company’s NEOs with the interests of the company’s stockholders. For 2016, on average for the company’s NEOs, 70% of total direct compensation reported in the Summary Compensation Table was in the form of equity awards, exclusive of the additional cash award paid to Mr. Morris in March of 2017. These 2016 equity awards were determined primarily based on the company’s three-year TSR (2013-2015) compared to the S&P 100 Industrials. RSU awards typically vest three years from the date of grant, and stock options typically vest over five years. We also include a clawback provision in agreements for long-term incentive awards, enabling us to recover awards if the recipient engages in prohibited conduct, including post-vesting non-competition and non-solicitation restrictions, and it makes awards subject to any clawback policy involving the restatement of the company’s financial results as described in Section 8.

•	Enable Us to Attract and Retain Top Executive Talent. Stockholders are best served when we can attract, retain and motivate talented executives with compensation packages that are competitive and fair. The company’s compensation program for NEOs delivers a mix of salary, annual cash incentives and long-term incentives targeted to be market competitive as described below. As a large, global company engaged in multiple lines of business, the company’s competition for talent, business and investment is broad. The S&P 100 Industrials companies provide a defined, broad sample of large companies facing business dynamics similar to the company. In 2015, we simplified our approach to evaluating market practices and elected to use only the S&P 100 Industrials Index recognizing that, historically, this was our primary reference for market practices and it is most reflective of the types of companies with which we compete for talent.

•	NEO Compensation Should Reflect the Company’s Results. The company’s executive compensation program emphasizes variable, performance-based pay and is targeted and assessed in the aggregate, although the Compensation/Succession Committee reviews each component independently as well. Base salary is reviewed annually and adjusted based on a variety of factors including, in addition to an evaluation relative to competitive market practices as described above, a subjective evaluation of each NEO’s overall performance, tenure and changes in responsibilities if applicable. The Chairman and CEO provides the Compensation/Succession Committee with a recommendation of annual base salary adjustments, individual and group performance factors, and short and long-term incentive award target levels for all officers, other than the Chairman and CEO. The Compensation/Succession Committee takes into consideration the CEO’s recommendations, along with information provided by the compensation consultant and management when making annual base salary adjustments, individual and group performance factor adjustments and any adjustments to annual cash incentive award opportunity levels. The annual cash incentive plan for FY2016 targeted awards at 100% to 200% of each NEO’s base salary, but actual payouts may range from zero to 200% of the target level depending on performance against the specific goals. Annual cash incentives are paid if, and to the extent that, corporate goals approved by the Compensation/Succession Committee are attained. Equity compensation is assessed in a similar manner and is designed to reward measurable results.

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COMPENSATION DISCUSSION AND ANALYSIS

SECTION 6 — 2016 EXECUTIVE COMPENSATION

Of the total direct compensation that we consider attributable to 2016 performance, the company’s NEOs received, on average, approximately 84% in variable pay and approximately 70% in equity awards, exclusive of the additional cash award paid to Mr. Morris in March of 2017. For these purposes, we consider the base salary paid in 2016, the annual cash incentive earned in 2016 (and paid early in 2017) and the award value of equity granted early in 2017 to be attributable to 2016 performance. Although, as noted elsewhere, the 2017 equity awards were no longer expressly tied to a historical review of the Company’s three-year relative TSR performance, the award decisions were influenced by 2016 performance. The equity award value represents the dollar amount of such awards as approved by the Compensation/Succession Committee, and differs from the grant date fair value of such awards as shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table because of timing differences in the valuation methodologies used.

Although the Compensation/Succession Committee has not adopted a policy for allocating the various elements of total direct compensation, we do place greater emphasis on variable pay for executives with more significant responsibilities, reflecting their greater capacity to affect the company’s performance and results. The charts below present the mix of total direct compensation attributable to 2016 performance.

Individual Compensation Decisions

The Compensation/Succession Committee reviews the total compensation of our NEOs annually. Any changes to base salary, short-term incentives and long-term incentives are based on competitiveness versus the external market, individual performance, internal equity and the Committee’s informed judgment as described in “Oversight of Executive Compensation” in Section 5.

The following tables summarize compensation decisions made by the Compensation/Succession Committee with respect to each of the NEOs. Details regarding our compensation programs and related decisions may be found following the summaries for the executives. Due to the timing of the company’s salary adjustments, base salaries presented in the Summary Compensation Table may differ slightly from how we consider annualized salary levels.

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COMPENSATION DISCUSSION AND ANALYSIS

MR. LUCIANO

Component	Pay Decisions

Base Salary

•   Mr. Luciano received an 8.3% base salary increase in 2016 based on individual performance and market competitiveness. Mr. Luciano’s increase was also in recognition of his additional role as Chairman.

Annual Cash Incentive

•   Mr. Luciano’s target annual cash incentive opportunity for FY2016 was $2,600,000, or 200% of his base salary.

•   For FY2016, the Compensation/Succession Committee elected to award Mr. Luciano an individual performance percentage of 20% based on lower than expected business results as a result of a challenging operating and economic environment for the year.

•   Mr. Luciano’s actual FY2016 cash award was $1,939,600 or 149% of his base salary, paid in 2017.

•   Key accomplishments included:

–  Delivered a run-rate cost savings above target.

–  Monetized almost $700 million in invested capital through specific transactions not in the normal course of business that enhances asset turnover or frees up capital to redeploy for improved returns or accretion.

–  Returned $1.7 billion to shareholders in dividends and buybacks in 2016.

–  Expanded the company’s geographic footprint in strategically important regions.

–  Oversaw significant expansions in the company’s product portfolio.

–  Created robust leadership development programs to enhance strategic capabilities.

Long-Term Incentives(1)

•   Mr. Luciano’s LTI award granted in February 2016 was awarded at the base award level based primarily on the company’s relative TSR performance from January 1, 2013–December 31, 2015 and overall financial performance in the same period. The company’s TSR was 43.1% over the performance period which was below median of the S&P 100 Industrials.

•   The award value of Mr. Luciano’s FY2015 LTI, awarded in February 2016, was $10,000,000.

•   Mr. Luciano’s LTI award granted in February 2017 was granted in the form of a market-based award equivalent to the challenge award level of $11,500,000 granted as 50% PSUs and 50% RSUs.

MR. YOUNG

Component	Pay Decisions

Base Salary	• In 2016, Mr. Young’s base salary remained unchanged.

Annual Cash Incentive

•   Mr. Young’s target annual cash incentive opportunity for FY2016 was $1,064,498, or 129% of his base salary.

•   For FY2016, the Compensation/Succession Committee elected to award Mr. Young an individual performance percentage of 20%.

•   Mr. Young’s actual FY2016 cash award was $794,116, or 96% of his base salary, paid in 2017.

•   Key accomplishments included:

–  Successful phased deployments of business transformation ERP modules.

–  Effective execution of capital allocation framework while maintaining a strong balance sheet in an environment of weaker earnings.

–  Strong expenditure and cost controls across central staffs.

–  Supported asset monetization initiatives across the enterprise.

Long-Term Incentives(1)

•   Mr. Young’s LTI award granted in February 2016 was awarded at the base award level based primarily on the company’s relative TSR performance from January 1, 2013–December 31, 2015 and overall financial performance in the same period.

•   The award value of Mr. Young’s FY2015 LTI, awarded in February 2016, was $3,725,783.

•   Mr. Young’s LTI award granted in February 2017 was granted in the form of a market-based award equivalent to the challenge award level of $3,925,783 granted as 50% RSUs and 50% PSUs.

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COMPENSATION DISCUSSION AND ANALYSIS

MR. FINDLAY

Component	Pay Decisions

Base Salary	• In 2016 Mr. Findlay’s salary remained unchanged.

Annual Cash Incentive

•   Mr. Findlay’s target annual cash incentive opportunity for FY2016 was $700,000, or 100% of his base salary.

•   For FY2016, the Compensation/Succession Committee elected to award Mr. Findlay an individual performance percentage of 20%.

•   Mr. Findlay’s actual FY2016 cash award was $522,200, or 75% of his base salary, paid in 2017.

•   Key accomplishments included:

–  Successfully satisfied obligations with DOJ and EPA.

–  Coordinated efforts across ADM departments to enhance ADM’s policies and programs on food safety, commodity regulation, and risk management.

–  Successfully resolved major disputes and arbitrations, and capably handled significant and complex cross-border mergers & acquisitions.

–  Obtained government policies favorable to ADM in renewable fuels, GMOs, commodity trading, and country-of-origin legislation.

–  Continued to strictly control outside counsel spending though outside counsel management program, saving ADM millions of dollars.

Long-Term Incentives(1)

•   Mr. Findlay’s LTI award granted in February 2016 was awarded at the base award level based primarily on the company’s relative TSR performance from January 1, 2013–December 31, 2015 and overall financial performance in the same period.

•   The award value of Mr. Findlay’s FY2015 LTI, awarded in February 2016, was $2,100,000.

•   Mr. Findlay’s LTI award granted in February 2017 was awarded in the form of a market-based award equivalent to the challenge award level of $2,300,000 granted as 50% RSUs and 50% PSUs.

MR. TAETS

Component	Pay Decisions

Base Salary	• In 2016, Mr. Taets received a 4.6% base salary increase based on individual performance for FY2015 and market competitiveness.

Annual Cash Incentive

•   Mr. Taets’s target annual cash incentive opportunity for FY2016 was $700,000, or 100% of his base salary.

•   For FY2016, the Compensation/Succession Committee elected to award Mr. Taets an individual performance percentage of 15% based on lower than expected business results.

•   Mr. Taets’s actual FY2016 cash award was $487,200, or 70% of his base salary, paid in 2017.

•   Key accomplishments included:

–  Successful execution of monetization and operational excellence initiatives in Ag Services.

–  Demonstrated commitment to excellence in safety with Ag Services business unit having the lowest ever Total Recordable Incident Rate in the history of the company.

–  Advanced key Ag Services strategy of Destination Marketing, grew by more than 20% in 2016; successfully completed the 50% JV with Medsofts in Egypt.

–  In June 2016, successfully completed an additional three-year assignment as Geography President for EMEA based in Rolle, Switzerland.

Long-Term Incentives(1)

•   Mr. Taets’s LTI award granted in February 2016 was awarded at the base award level based primarily on the company’s relative TSR performance from January 1, 2013–December 31, 2015 and overall financial performance in the same period.

•   The award value of Mr. Taets’s FY2015 LTI, awarded in February 2016, was $1,500,000.

•   Mr. Taets’s base level LTI award for FY2016 was increased from $1,500,000 to $2,600,000.

•   Mr. Taets’s LTI award granted in February 2017 was awarded in the form of a market-based award equivalent to the challenge award level of $2,800,000 granted as 50% RSUs and 50% PSUs.

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COMPENSATION DISCUSSION AND ANALYSIS

MR. MORRIS

Component	Pay Decisions

Base Salary	• In 2016, Mr. Morris received a 8.3% base salary increase based on individual performance for FY2015 and market competitiveness.

Annual Cash Incentive

•   Mr. Morris’s target annual cash incentive opportunity for FY2016 was $650,000, or 100% of his base salary.

•   For FY2016, the Compensation/Succession Committee elected to award Mr. Morris an individual performance percentage of 20% based on performance against target business plan results.

•   Mr. Morris’s actual FY2016 cash award was $484,900, or 75% of his base salary, paid in 2017. Mr. Morris received an additional cash award of $640,000 paid in March of 2017 to recognize his efforts in connection with the integration of Wild Flavors & Specialty Ingredients (“WFSI”) during 2015 and 2016.

•   Key accomplishments included:

–  Improved financial results in several divisions as a result of focused management efforts to optimize and improve performance in those businesses.

–  Significant projects completed including: capacity expansions at several oilseed crush facilities, formation of the Olenex joint venture with Wilmar, and expansion of the port in Barcarena.

–  Successful execution of monetization and operational excellence initiatives in Oilseeds.

Long-Term Incentives(1)

•   Mr. Morris’s LTI award granted in February 2016 was awarded at the base award level based primarily on the company’s relative TSR performance from January 1, 2013–December 31, 2015 and overall financial performance in the same period.

•   The award value of Mr. Morris’s FY2015 LTI, awarded in February 2016, was $1,200,000.

•   Mr. Morris’s base level LTI award for FY2016 was increased from $1,200,000 to $2,000,000.

•   Mr. Morris’s LTI award granted in February 2017 was awarded in the form of a market-based award equivalent to the challenge award level of $2,200,000 granted as 50% RSUs and 50% PSUs.

(1) The award value of LTI represents the dollar amount of such awards as approved by the Compensation/Succession Committee, and differs from the grant date fair value of such awards as shown in the Grants of Plan-Based Awards Table and the Summary Compensation Table because of timing differences in the valuation methodologies used.

BASE SALARY

How are Base Salaries Determined?

The Compensation/Succession Committee establishes base salaries based on an NEO’s position, skills, performance, experience, tenure and responsibilities. The Committee annually assesses the competitiveness of base salary levels relative to salaries within the marketplace for similar executive positions. The Committee also considers factors such as individual performance, changes in responsibilities, and/or changes in competitive marketplace levels.

ANNUAL CASH INCENTIVES

How Do We Calculate Annual Cash Incentives?

Our annual incentive plan design remained unchanged for FY2016, with the exception of the inclusion of three performance goals to determine the percentage of Adjusted EBITDA in excess of a threshold amount that funds the overall award pool. The three performance goals for 2016 include the following: (i) achieve $275 million in run rate cost savings; (ii) monetize $500 million in invested capital through specific transactions not in the normal course of business that enhances asset turnover or frees up capital to redeploy for improved returns or accretion; and (iii) realize $700 million increase in year-on-year revenue from recent acquisitions and major projects (includes WILD, SCI, Eatem Foods, Harvest Innovations, Tianjin Fibersol, Campo Grande, Tianjin HFCS, EastStarch, & AOR).

The percentage of adjusted EBITDA above threshold EBITDA of $1.3 billion that would be in the annual incentive pool could range from 1.8% to 2.4% based upon achievement of the additional performance goals. In 2016, NEO annual cash incentives were based 75% on company performance and 25% individual performance. Under this program design, executives cannot earn awards if we do not achieve a threshold level of Adjusted EBITDA, at least equal to the amount of the company’s dividend payments on a pretax basis and pretax interest

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COMPENSATION DISCUSSION AND ANALYSIS

expenses for the year set at $1.3 billion for 2016. Adjustments include LIFO, gain on sale or revaluation of assets, asset impairments and restructurings, and department extinguishment/pension settlement. Under our 2016 annual cash incentive program, once the threshold level of Adjusted EBITDA was earned, 2.2% of Adjusted EBITDA above that $1.3 billion level was allocated to fund the annual incentive pool. This was based upon the achievement of two out of three of the performance goals identified above. This value was then subject to adjustment based on Adjusted ROIC performance; if the company’s Adjusted ROIC was more than 200 basis points below the company’s WACC, the pool was to be reduced by 10%, and if it was more than 200 basis points above the company’s WACC, the pool was to be increased by 10%. WACC is set for compensation purposes at the beginning of the year. For 2016, WACC was set at 6.6%. The individual performance percentage for NEOs can be adjusted from 0% to 50% of their cash bonus at target, and is assessed by the Compensation/Succession Committee incorporating elements such as safety, compliance with law, regulation and company policies, and other individual and group factors, including company financial performance, and performance towards the company’s business strategy and objectives.

Annual cash incentives are determined by the degree to which company financial performance expectations are achieved and the Compensation/Succession Committee’s independent assessment of the company’s performance as well as the individual performance of the NEO, which makes up 25% of the annual cash bonus target. The individual portion of the annual cash incentive may be reduced to 0% or increased to 50% of an individual’s target bonus opportunity based on the Compensation/Succession Committee’s assessment of individual and group performance. The formula used to calculate an annual cash incentive payout for NEOs can be expressed as follows:

Company Performance Payout Percentage (75%)    +    Individual Performance Percentage (25%)    =    Overall Payout Percentage

(1) Total Challenge Award Level is defined as full bonus payments at target.

(2) For illustrative purposes, a 25% individual performance percentage is used. Individual performance vary by NEO by +/- 25% based on the Compensation/Succession Committee’s assessment of individual performance and contribution to the company’s success.

How is the Individual Performance Component Determined?

For FY2016, based on business results and the economic environment for 2016 performance, the Compensation/Succession Committee elected to award the Chairman and CEO a 20% individual performance percentage. The Compensation/Succession Committee incorporated its and the full board’s assessment of the Chairman and CEO’s performance and full company performance when approving Mr. Luciano’s individual performance percentage. Mr. Findlay, Mr. Young, and Mr. Morris received an individual performance percentage of 20% and Mr. Taets an individual performance percentage of 15%, in recognition of their performance against individual and company goals. The 25% individual performance percentage is used for target performance. Our leaders are responsible for driving performance companywide. In a year that was below target performance, our NEOs received less than the target award of 25% for their individual performance. Our trailing four-quarter average Adjusted ROIC was 5.9%, 70 basis points below our 6.6% WACC.

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COMPENSATION DISCUSSION AND ANALYSIS

What is the Resulting Annual Cash Incentive for Each NEO?

The purpose of the annual cash incentive program is to reward performance based on the achievement of company, business and individual objectives. At the start of each fiscal year, the Compensation/Succession Committee approves minimum, target, and maximum annual cash incentive levels for each NEO. Target annual cash incentive levels are expressed as a percentage of salary. Based on company and individual performance, annual cash incentive payouts can range between 0% and 200% of the target annual cash incentive. Based on the determination of the company and individual performance factors as described above, each NEO, excluding Mr. Taets, received an annual cash incentive for 2016, payable in 2017, equal to 74.6% (72.8% company performance making up 75% of the total annual cash incentive award plus individual award amounts of 20%) of his or her target annual cash incentive. Mr. Taets received an annual cash incentive equal to 69.6% of his total target based upon 15% individual performance.

Executive	Target Cash Incentive Opportunity (% of Salary)	Minimum Cash Incentive Opportunity	Target Cash Incentive Opportunity	Maximum Cash Incentive Opportunity	Actual FY2016 Cash Award
J.R. Luciano	200%	$0	$2,600,000	$5,200,000	$1,939,600
R.G. Young	129%	$0	$1,064,498	$2,128,996	$794,116
D.C. Findlay	100%	$0	$700,000	$1,400,000	$522,200
J.D. Taets	100%	$0	$700,000	$1,400,000	$487,200
G.A. Morris(1)	100%	$0	$650,000	$1,300,000	$484,900

(1) In March 2017, Mr. Morris received an additional cash award of $640,000 for his role in the WFSI integration through December 31, 2016. Payment is not included in the annual incentive cash award as shown above.

Additional Awards Paid

Mr. Morris received an additional cash award of $640,000 paid in March of 2017 to recognize his efforts in connection with the integration of WFSI during 2015 and 2016.

Equity-Based Long-Term Incentives

The company’s LTI Program aligns the interests of executives with those of stockholders by rewarding the achievement of long-term stockholder value, supporting stock ownership, and encouraging long-term service with the company.

In terms of grant size and grant form, the company’s LTI awards in 2016 and prior years were generally determined based upon the Compensation/Succession Committee’s assessment of performance during the prior three fiscal years. For example, equity grants made in February 2016 reflected the Compensation/Succession Committee’s assessment of performance from January 1, 2013 through December 31, 2015. This concept of making grants based on the assessment of prior performance is similar in approach to the company’s annual cash incentive plan. As such, the company’s equity-based long-term incentive grants are performance-based. The Compensation/Succession Committee’s assessment of performance considered the company’s TSR performance relative to the S&P 100 Industrials as well as multiple other performance factors and economic conditions, and was not strictly formulaic. The February 2016 grants appear in the Grants of Plan-Based Awards table and are reflected in the Summary Compensation Table information for FY2016 because the SEC requires companies to report equity-based LTI awards for the fiscal year during which they were granted, even if they are based on performance during earlier fiscal years.

At the start of FY2016, the Compensation/Succession Committee established the base, challenge and premium LTI award values for each NEO. Under this structure, NEOs earn competitive grants only if the company’s relative TSR over the 2013-2015 performance period is at or above median of the applicable market comparisons reviewed by the Compensation/Succession Committee. The Compensation/Succession Committee may grant “base” awards to maintain the appropriate alignment between management and stockholders through the opportunity to realize future equity value and to provide for necessary retention of the company’s key executive talent.

Challenge awards are intended to result in competitive total direct compensation levels when combined with base salaries and annual target cash incentives. The Compensation/Succession Committee also considers the company’s one-year, three-year and five-year relative TSR compared to the S&P 100 Industrials.

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COMPENSATION DISCUSSION AND ANALYSIS

How Did We Determine LTI Awards Granted in February 2016? (Reflecting 2013-2015 Performance)

LTI awards were granted in February 2016 at the base award level and awarded in February 2016. In determining the award level, the Compensation/Succession Committee reviewed the company’s relative three-year (2013-2015) TSR performance of 43.1% which was below the median versus the S&P 100 Industrials, and portfolio management and strategic plan accomplishments as described in Section 1. The total value of the awards were delivered 50% in stock options and 50% in restricted stock units to support our objectives of aligning with stockholders while providing a strong retention device for our executives.

	Long-Term Incentive (Granted in February 2016)
Executive	Minimum Award	Base Award	Challenge Award	Premium Award	February 2016 Award Value(1)
J.R. Luciano	$0	$10,000,000	$11,500,000	$13,500,000	$10,000,000
R.G. Young	$0	$3,725,783	$3,925,783	$4,625,783	$3,725,783
D.C. Findlay	$0	$2,100,000	$2,300,000	$3,000,000	$2,100,000
J.D. Taets	$0	$1,500,000	$1,560,256	$1,694,156	$1,500,000
G.A. Morris	$0	$1,200,000	$1,254,000	$1,374,000	$1,200,000

(1) Dollar value of the awards as approved by the Compensation/Succession Committee, which differ from the grant date fair values as discussed previously.

Terms of the company’s equity awards granted in February 2016 generally are as follows:

•	Stock options are granted at an exercise price equal to fair market value of the company’s common stock at the grant date in accordance with the 2009 Incentive Compensation Plan. The options typically vest incrementally over five years and can be exercised during a ten-year period following the date of grant.

•	RSUs typically vest three years after the date of grant.

•	Equity awards granted under the LTI Program vest immediately if control of the company changes or upon the death of the executive. Awards continue to vest if the executive leaves the company because of disability or retirement (age 55 or greater with 10 or more years of service). For grants with respect to FY2012 and beyond, award agreements include forfeiture and clawback provisions as described in Section 8.

Does the Company Have a Policy for When Grants are Made?

The Compensation/Succession Committee grants all equity awards to NEOs, and no attempt is made to time the granting of these awards in relation to the release of material, non-public information. The exercise price of all stock options is set at fair market value on the grant date. Under the 2009 Incentive Compensation Plan, fair market value is the closing market price of the company’s common stock on the last trading day prior to the date of grant. The Compensation/Succession Committee meets during the first fiscal quarter of each fiscal year and determines the annual equity awards granted to NEOs. These awards are issued promptly following the date of the Compensation/Succession Committee’s meeting and approval. In addition to annual awards, the NEOs may receive awards when they join the company or change their status, including promotions.

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COMPENSATION DISCUSSION AND ANALYSIS

BENEFITS

What Retirement Benefits are Provided?

The company provides the following programs to NEOs to support the attraction, retention and motivation of these employees. With few exceptions, the company’s philosophy is to offer the same benefits to all U.S. salaried employees as is offered to the company’s NEOs.

Retirement Program	Eligibility	Description
401(k) Plan/Employee Stock Ownership Plan	All salaried employees

Qualified defined contribution plan where employees may defer up to 75% of eligible pay, up to $18,000 for 2016. Employees who are 50 years of age or older can elect to make additional contributions of up to $6,000 for 2016. The company provides a 1% non-elective employer contribution and a match of 4% on the first 6% contributed by an employee. The employee contribution can be made pre-tax (401(k)) or after-tax (Roth 401(k)).

ADM Retirement Plan	All salaried employees

Those with 5 or more years of service as of January 1, 2009, participate in a qualified traditional defined benefit formula where the benefit is based on number of years of service and base salary during the later stages of employment. Those with less than 5 years of service as of January 1, 2009, participate in a qualified cash balance pension formula where the benefit is based on an accrual of benefit based on a stated percent of the participant’s base compensation each year.

Deferred Compensation Plan	Employees with salaries above $175,000

Eligible participants may defer up to 75% of their annual base salary and up to 100% of their annual cash incentive until elected future dates. Earning credits are added to the deferred compensation account balances based upon hypothetical investment elections available under these plans and chosen by the participant. These hypothetical investment options correspond with the investment options (other than company common stock) available under the 401(k) Plan/Employee Stock Ownership Plan.

Supplemental Retirement Plan	Employees whose retirement benefit is limited by applicable IRS limits

Non-qualified deferred compensation plan that ensures participants in the Retirement Plan receive an aggregate retirement benefit that would have been received if not for certain limitations under applicable tax law.

What Other Benefits are Provided to NEOs?

We provide a benefits package for employees (including NEOs) and their dependents, portions of which may be paid for by the employee. Benefits include: life, accidental death and dismemberment, health (including prescription drug), dental, vision, and disability insurance; dependent and healthcare reimbursement accounts; tuition reimbursement; paid time-off; holidays; and a matching gifts program for charitable contributions. NEOs have the same benefits package as other employees.

What Perquisites are Provided to NEOs?

Perquisites are an additional form of income to the NEOs, as shown in the Summary Compensation Table, and the NEOs are individually responsible for any taxes related to this income. We provide our Chairman and CEO and the other NEOs, as approved by the company’s Chairman and CEO, with limited personal use of company-owned aircraft. The Compensation/Succession Committee requires that our Chairman and CEO have access to the aircraft for personal use for security and efficiency reasons. See the notes to the Summary Compensation Table for a description of other perquisites provided to the NEOs.

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COMPENSATION DISCUSSION AND ANALYSIS

SECTION 7 — CHANGES IN OUR COMPENSATION PROGRAM FOR 2017

To better align with company performance, the annual cash bonus program was revised for 2017 to include a variable percentage of Adjusted EBITDA for Adjusted EBITDA achieved and the achievement of specific strategic goals. The range of percentage EBITDA above threshold EBITDA of $1.3 billion will be 0.8% to 3.4% based upon EBITDA achieved. The Adjusted EBITDA percentage can be increased if we meet our 2017 strategic goals as follows: (i) achieve $225 million in run rate savings, (ii) monetize $300 million in invested capital through specific transactions not in the normal course of business that enhance asset turnover or free up capital to redeploy for improved returns or accretion, and (iii) realize $500 million increase in year-on-year revenue from recent acquisitions and major projects. Each strategic goal can increase the Adjusted EBITDA percentage by 0.2%, making the total range of Adjusted EBITDA 0.8% to 4.0%. With this revised formula, with higher performance comes greater rewards and lower performance comes lower rewards.

To strengthen the performance-orientation of the LTI program, for 2017 the company will discontinue its prior approach to granting LTI awards based on a historical review of the company’s three-year relative TSR in comparison to the S&P 100 industrials and instead grant market competitive LTI awards that consist of performance share units (PSUs) whose vesting will be dependent on the degree to which the company achieved specified performance goals over a three year performance period (2017-2019) and restricted stock units (RSUs) with a three year cliff vest. The overall LTI award value will be allocated 50% to PSUs and 50% to RSUs. The transition to the forward-looking LTI program was made to better align our equity program with market practice and strengthen the focus of our equity program on growth and future value creation for shareholders. The 2017 PSU metrics are: (i) the company’s relative total shareholder return as compared to the companies in the S&P 100 Industrials Index (25% weighting), (ii) the degree to which the company achieves specified return on capital levels (37.5% weighting), and (iii) the degree to which the company’s EBITDA exceeds its EBITDA during fiscal years 2014-2016 (37.5% weighting). Before the PSU can pay out, the company’s EBITDA must exceed its EBITDA during fiscal years 2014-2016. If this does not occur, there will be no payout for the other metrics.

The 2017 LTI awards are also different from prior years as they will not be subject to single trigger accelerated vesting upon a change in control. Rather, the 2017 awards contain a double trigger and will be subject to accelerated vesting and payout only if the company’s executive officer’s employment is terminated without cause, or if the company’s executive officer resigns for good reason, within 24 months after the change in control, or if the surviving entity in the change in control transaction refuses to continue, assume or replace the awards. This transition to double trigger accelerated vesting has been made because it addresses the retention goals that motivated the single trigger approach, but at the same time avoids providing accelerated benefits to individuals whose employment and awards continue after a change in control.

The 2017 LTI awards also reflect an expansion of the award forfeiture and recovery provisions as compared to prior years. These provisions generally provide that an award will be forfeited and any shares already issued pursuant to the award (or the value thereof at the vesting date) will be recoverable by the company if an NEO is terminated for cause, or if an NEO violates any restrictive covenants (such as non-competition, non-solicitation and confidentiality) during the NEO’s employment and for a two-year period after the award vests.

SECTION 8 — EMPLOYMENT AGREEMENTS, SEVERANCE, AND CHANGE-IN-CONTROL BENEFITS

What Employment Agreements are in Place?

None.

What Other Agreements are in Place for NEOs?

While Mr. Findlay does not have an employment agreement, we did commit to certain initial compensation terms at hire. At the time of his hire, we awarded Mr. Findlay equity awards to compensate him for his forfeiture of equity awards at his previous employer, designed to retain his services into the future, and to align his compensation with stockholders. These equity awards are subject to accelerated vesting in the event of death or termination of employment for reasons other than “gross misconduct” or for “good reason” as those terms are defined in the offer letter.

What Other Severance Benefits are Provided to NEOs?

In 2014, the Compensation/Succession Committee revised the company’s severance program to align with market practices and eliminate accelerated vesting of equity or payout of unvested equity at termination. This program serves as a guideline for the severance benefits that may be provided to various levels of employees upon termination of their employment without cause or their resignation with good reason, but the program does not create a contractual right to receive any severance benefits on the part of the employee. The guidelines contained in the program for executive officers include the following termination benefits, subject, in all cases, to the discretion of the Compensation/Succession Committee to increase or decrease these benefits:

•	cash severance equal to two times then-current base salary and target cash incentive; and

•	extension of healthcare coverage following termination.

In addition, the Compensation/Succession Committee generally requires each executive to enter into a non-competition and non-solicitation agreement in exchange for receiving severance under the program.

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COMPENSATION DISCUSSION AND ANALYSIS

What Change-in-Control Benefits are Provided?

If a change-in-control occurs with respect to the company, the equity grants held by the company’s executive officers generally will vest immediately pursuant to the terms of these awards. The single trigger accelerated vesting had been adopted to provide the executives with some assurance that they will not be disadvantaged with respect to their equity awards in the event of a change-in-control of the company. This assurance increases the value of these awards to the executives, which in turn enhances retention.

For awards granted in February 2017 and beyond, the company has implemented a double trigger change in control approach, as discussed in Section 7 above.

SECTION 9 — ADDITIONAL EXECUTIVE COMPENSATION POLICIES AND PRACTICES

Does the Company Have a Clawback Policy?

We have included clawback provisions in the company’s long-term incentive award agreements that provide us with the ability to recover long-term incentive compensation for a broad range of reasons. This aggressive approach to recoupment of long-term incentive compensation reflects the company’s commitment to protecting stockholder value.

For awards granted in August 2012 and beyond, we have implemented an additional clawback policy for all cash and equity-based long-term incentive awards. Specifically, this policy provides for the recoupment of any cash or equity incentive awards for a period of three years from the date of award. We have the right to clawback incentive payments made to NEOs and certain other members of senior management in the event of a financial restatement or ethical misconduct. In 2015 and in 2017, additional language was added to equity awards which includes post-vesting non-competition and non-solicitation restrictions prohibiting competitive activity and solicitation of ADM customers and employees. As regulatory requirements regarding recoupment of executive compensation continue to evolve, we will review and update the company’s policies to, at the very least, be compliant with all current requirements.

Are There Policies in Place That Restrict Transactions Involving the Company’s Stock?

Pursuant to the company’s Insider Trading Policy, employees and directors may not engage in short selling, speculative trading, or hedging transactions involving the company’s stock, including writing or trading in options, warrants, puts and calls, prepaid variable forward contracts, equity swaps or collars, or entering into other transactions that are designed to hedge or offset decreases in the price of the company’s securities. In addition, employees and directors are required to review any pledging of company securities with the company’s General Counsel prior to engaging in such activity.

The company’s Insider Trading Policy also provides that all transactions in our company’s securities by the company’s directors, the NEOs and certain other officers and employees must be pre-cleared by the company’s law department.

What Role Does Section 162(m) of the Internal Revenue Code Have in the Design of Executive Compensation Programs?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid in excess of $1 million annually to the Chairman and CEO and the three other most highly-compensated executive officers, other than the CFO, unless the compensation in excess of $1 million qualifies as “performance-based” compensation. Performance-based compensation for these purposes generally does not include salaries, incentive compensation for which the company’s stockholders have not approved the business criteria upon which applicable performance goals are based, and incentive compensation (other than stock options and stock appreciation rights) the payment of which is not based on the satisfaction of objective pre-established performance goals or as to which a compensation committee has discretion to increase the amount of the payout. The Compensation/Succession Committee retains the discretion to provide compensation that may not be tax deductible if it feels these actions are in the best interests of the company and its stockholders. The Compensation/Succession Committee believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the company’s overall tax position.

Has the Company Evaluated Its Compensation Programs as They Relate to Risk?

On an ongoing basis, the Compensation/Succession Committee, with input from management, assesses potential risks associated with compensation decisions and discusses them with our board of directors if warranted. To date, we have not identified any incentive compensation programs that encourage inappropriate risk taking. We have established a policy under which we engage an outside consultant every other year to review the company’s programs and independently assess the risk in them.

During FY2015, ADM engaged an outside consultant, The Hay Group (“Hay”), to assist the Compensation/Succession Committee in evaluating the risk in the company’s compensation programs. In conducting an independent assessment, Hay reviewed all of the company’s incentive compensation programs and determined there were no compensation programs that encourage inappropriate risk-taking or the manipulation of earnings. The detailed findings of this review were discussed with management and presented to the Compensation/Succession Committee in February 2016. Another independent review of the company’s incentive programs will be conducted during FY2017 and reported to the Compensation/Succession Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

How Does the Company Address Liabilities Associated With Retirement Programs?

The Compensation/Succession Committee is mindful that the non-qualified deferred compensation and supplemental retirement plans create financial statement liabilities. We generally do not set amounts aside in a “rabbi” trust for the benefit of participants in the deferred compensation or supplemental retirement plans. However, the deferred compensation plans have “rabbi” trust funding triggers in the event of a potential change in control of the company. This trigger provides some measure of assurance to employees that amounts they have chosen to defer from their current compensation will be held for their benefit, although still subject to creditor claims as required under the applicable tax law. In maintaining the non-qualified plans, the Compensation/Succession Committee has duly considered that the federal income tax deduction available to the company occurs at the same time that participants are paid benefits from the applicable plan.

The company is required to fund its qualified pension plans in a manner consistent with the minimum funding requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Historically, the company has made contributions in excess of the minimum to maintain its plans at or near a full funding level relative to the accrued benefit obligation.

Compensation/Succession Committee Report

The Compensation/Succession Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation/Succession Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

K.R. Westbrook, Chairman

A.L. Boeckmann

M.H. Carter

A. Maciel

D. Shih

Compensation/Succession Committee Interlocks and Insider Participation

None of the members of the Compensation/Succession Committee is or has been an employee of the company or any of the company’s subsidiaries. There are no interlocking relationships between the company and other entities that might affect the determination of the compensation of the company’s executive officers.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation for the fiscal years noted in the table of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
J. R. LUCIANO Chairman, CEO and President	2016	1,283,340		5,312,218	5,279,331	1,939,600	49,419	148,708	14,012,616
	2015	1,200,000	—	3,371,859	3,342,408	1,428,420	32,426	53,837	9,428,950
	2014	990,840	—	2,496,804	3,001,997	2,113,884	48,527	529,596	9,181,648
R. G. YOUNG Executive Vice President and CFO	2016	825,048		1,979,220	1,966,968	794,116	32,419	23,152	5,620,923
	2015	820,874	—	2,230,155	2,210,662	838,399	21,167	21,390	6,142,647
	2014	795,837	—	1,965,590	2,363,277	1,374,943	41,708	360,993	6,902,348
D. C. FINDLAY Senior Vice President,	2016	700,000		1,115,578	1,108,661	522,200	26,853	18,059	3,491,351
General Counsel and	2015	700,000	—	1,426,415	1,413,959	501,200	20,140	21,737	4,083,451
Secretary	2014	700,000	—	1,115,599	1,341,325	777,000	21,116	78,547	4,033,587
G. A. MORRIS(5) Senior Vice President and President Ag Services	2016	650,004	640,000(5)	637,487	633,520	484,900	284,727	15,360	3,345,998
J. D. TAETS Senior Vice President and President Global Oilseeds	2016	700,008		796,851	791,901	487,200	480,578	523,219	3,779,757
	2015	666,264	—	1,423,728	779,395	374,110	260,756	1,292,006	4,796,259
	2014	650,004	—	748,245	899,648	638,250	744,215	1,066,697	4,747,059

(1) The amounts shown for stock and option awards represent the aggregate grant date fair value of the awards for fiscal years 2016, 2015 and 2014, respectively. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718 utilizing the assumptions discussed in Note 11 to our financial statements for the fiscal years ended December 31, 2016, December 31, 2015, and December 31, 2014.

(2) Represents amounts earned under our annual incentive plan during each of the respective fiscal periods shown. In each case, the amounts were paid shortly after the close of the applicable fiscal period.

(3) Each amount shown for 2016 represents the aggregate change in actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial pension plans from December 31, 2015 to December 31, 2016, using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age (65) specified in the plans. No NEO received above market or preferential earnings on deferred compensation. To derive the change in pension value for financial reporting purposes, the assumptions used to value pension liabilities on December 31, 2016 were interest rate of 4.10% for the ADM Retirement Plan, interest rate of 3.90% for the ADM Supplemental Retirement Plan and mortality determined using the RP2014 mortality table, with a white collar adjustment, projected generationally using Scale MP-2016, and the assumptions used to value pension liabilities on December 31, 2015 were interest rate of 4.30% for the ADM Retirement Plan, interest rate of 4.05% for the ADM Supplemental Retirement Plan and mortality determined using the RP2014 mortality table, with a white collar adjustment, projected generationally using Scale MP-2015.

(4) The amounts shown in this column for 2016 include costs for personal use of company aircraft, relocation expenses, imputed value of company-provided life insurance, executive health services, company contributions under our 401(k) and Employee Stock Ownership Plan, and for Mr. Taets, expenses related to his overseas assignment. Specific perquisites and other items applicable to each NEO listed are identified below by an “X”. Where a perquisite or benefit exceeded $10,000 for an individual, the dollar amount is given.

NEO	Personal Aircraft Use	Relocation Expenses	Imputed Value of Life Insurance	Executive Health Services	401(k) Company Contributions	Expatriate Expenses
J. R. Luciano	$128,519		X	X	$13,250
R. G. Young	X		X	X	$13,250
D. C. Findlay			X	X	$13,250
G. A. Morris			X	X	$13,250
J. D. Taets		$77,011	X	X	$13,250	$429,797

Mr. Taets’ expenses related to his overseas assignment included $14,581 for net payment of certain foreign taxes; $146,186 related to certain tax gross ups; and $269,030 payable pursuant to our expatriate policy, which included housing assistance ($125,703), cost of living allowance ($77,593), home leave ($54,832), and other items such as company-owned vehicle, utilities, and tax preparation ($10,902).

(5) Mr. Morris first became a named executive officer in 2016. The additional cash award of $640,000 paid in March of 2017 was in recognition of his efforts in connection with the integration of WFSI during 2015 and 2016.

Aggregate incremental cost to our company of perquisites and personal benefits is determined as follows. In the case of payment of expenses related to items such as tax preparation services, utilities, education assistance, home leave, housing assistance, executive healthcare services and relocation expenses, incremental cost is determined by the amounts paid to third-party providers. Relocation expenses may also include a one-time lump sum payment related to differences in cost of living and loss on sale of a former residence. In the case of personal use of company-owned aircraft, incremental cost is based solely on the cost per hour to the company to operate the aircraft, and does not include fixed costs that do not change based on usage, such as purchase costs of the aircraft and non-trip-related hangar expenses. Our direct operating cost per hour of an aircraft is based on the actual costs of fuel, on-board catering, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs, divided by the number of hours the aircraft was operated during the year.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards During Fiscal Year 2016

The following table summarizes the grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2016.

		Estimated Future Payment Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
J. LUCIANO		0	2,600,000	5,200,000
	2/11/16				160,103			5,312,218
	2/11/16					931,099	33.18	5,279,331
R. G. YOUNG		0	1,064,498	2,128,996
	2/11/16				59,651			1,979,220
	2/11/16					346,908	33.18	1,966,968
D. C. FINDLAY		0	700,000	1,400,000
	2/11/16				33,622			1,115,578
	2/11/16					195,531	33.18	1,108,661
G. A. MORRIS		0	650,000	1,300,000
	2/11/16				19,213			637,487
	2/11/16					111,732	33.18	633,520
J. D. TAETS		0	700,000	1,400,000
	2/11/16				24,016			796,851
	2/11/16					139,665	33.18	791,901

(1) Exercise price was determined by using the closing market price of a share of our common stock on the New York Stock Exchange on the trading day immediately prior to the grant date.

(2) The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period under FASB ASC Topic 718.

All of the awards in the table above were granted under our 2009 Incentive Compensation Plan. The awards shown in the columns designated “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to our annual cash incentive plan. The amounts actually paid with respect to these awards are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis” for more information about our annual cash incentive plan.

All of the awards shown in the “All Other Stock Awards” column in the table above are restricted stock unit (“RSU”) awards and vest in full three years after the date of the grant. Under the terms of the RSU award agreement pertaining to each of these awards, the recipient of the award may receive cash dividend equivalents on RSUs prior to their vesting date, but may not transfer or pledge the units in any manner prior to vesting. Dividend equivalents on RSUs are paid at the same rate as dividends to our stockholders generally. Vesting of the RSU awards accelerates in full upon the death of the award recipient or a change-in-control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested RSUs are forfeited (except as otherwise described below in “Termination of Employment and Change-in-Control Arrangements”). With respect to each of the RSU awards described above, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested units will be forfeited, and any shares issued in settlement of units that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they were issued.

All of the awards shown in the “All Other Option Awards” column in the table above are non-qualified stock option awards, vest and become exercisable in five equal annual installments commencing on the first anniversary of the grant date, and must be exercised within ten years after the grant date. The exercise price may be paid in cash or by delivering shares of our common stock that are already owned by the award recipient. Under the terms of the stock option agreement pertaining to each of these awards, vesting and exercisability accelerate in full upon the death of the recipient or change-in-control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, a recipient forfeits any interest in the unvested portion of any option (except as otherwise described below in “Termination of Employment and Change-in-Control Arrangements”), but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or

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EXECUTIVE COMPENSATION

participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

The impact of a termination of employment or change-in-control of our company on restricted stock unit, performance share unit and stock option awards held by our named executive officers is quantified in the “Termination of Employment and Change-in-Control Arrangements” section below.

44	ADM Proxy Statement 2017

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year 2016 Year-End

The following table summarizes information regarding unexercised stock options and unvested restricted stock awards for the named executive officers as of December 31, 2016.

		OPTION AWARDS				STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(7)
J. R. LUCIANO	2-11-2016	—	931,099(1)	33.18	2-11-2026
	2-12-2015	64,964	259,857(1)	46.92	2-12-2025
	2-13-2014	93,812	140,719(1)	40.65	2-13-2024
	2-21-2013	30,998	20,666(1)	32.50	2-21-2023
	8-16-2012	173,268	43,317(1)	26.25	8-16-2022
	8-11-2011	194,014	—	26.17	8-11-2021	293,389(2)	13,393,208
R. G. YOUNG	2-11-2016	—	346,908(1)	33.18	2-11-2026
	2-12-2015	42,967	171,869(1)	46.92	2-12-2025
	2-13-2014	73,852	110,779(1)	40.65	2-13-2024
	2-21-2013	18,902	12,601(1)	32.50	2-21-2023
	8-16-2012	99,010	24,753(1)	26.25	8-16-2022
	8-11-2011	80,377	—	26.17	8-11-2021	155,536(3)	7,100,218
D. C. FINDLAY	2-11-2016	—	195,531(1)	33.18	2-11-2026
	2-12-2015	27,482	109,929(1)	46.92	2-12-2025
	2-13-2014	41,916	62,875(1)	40.65	2-13-2024
	7-22-2013	59,702	39,801(1)	36.68	7-22-2023	91,467(4)	4,175,469
G. A. MORRIS	2-11-2016	—	111,732	33.18	2-11-2026
	2-12-2015	5,609	22,437	46.92	2-12-2025
	8-16-2012	4,210	1,053	26.25	8-16-2022
	8-11-2011	4,491	—	26.17	8-11-2021
	8-19-2010	3,114	—	30.71	8-19-2020
	9-10-2009	2,279	—	28.70	9-10-2019	47,955(5)	2,189,146
J. D. TAETS	2-11-2016	—	139,665(1)	33.18	2-11-2026
	2-12-2015	15,149	60,594(1)	46.92	2-12-2025
	2-13-2014	28,114	42,171(1)	40.65	2-13-2024
	2-21-2013	8,317	5,544(1)	32.50	2-21-2023
	8-16-2012	42,327	10,582(1)	26.25	8-16-2022
		13,305	—	26.17	8-11-2021
		6,781	—	30.71	8-19-2020
		5,624	—	28.70	9-10-2019
		5,319	—	34.37	8-3-2017	73,359(6)	3,348,838

(1) Stock option awards vest at a rate of 20% of the subject shares per year on each of the first five anniversaries of the grant date.

(2) Restricted stock unit awards vest as to 61,422 units on February 13, 2017, 71,864 units on February 12, 2018 and 160,103 units on February 11, 2019.

(3) Restricted stock unit awards vest as to 48,354 units on February 13, 2017, 47,531 units on February 12, 2018 and 59,651 units on February 11, 2019.

(4) Restricted stock unit awards vest as to 27,444 units on February 13, 2017, 30,401 units on February 12, 2018 and 33,622 units on February 11, 2019.

(5) Restricted stock unit awards vest as to 8,359 units on February 13, 2017, 6,205 units on February 12, 2018, 14,178 units on October 15, 2018 and 19,213 units on February 11, 2019.

(6) Restricted stock unit awards vest as to 18,407 units on February 13, 2017, 16,758 units on February 12, 2018, 14,178 units on October 15, 2018 and 24,016 units on February 11, 2019.

(7) Calculated by multiplying the closing market price of a share of our common stock on the New York Stock Exchange on December 30, 2016, which was $45.65, by the number of shares or units that have not vested.

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EXECUTIVE COMPENSATION

Option Exercises and Stock Vested During Fiscal Year 2016

The following table summarizes information regarding stock options exercised by the named executive officers during the fiscal year ended December 31, 2016, and restricted stock unit awards to the named executive officers that vested during that same period.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)(2)
J. R. LUCIANO			33,508	1,094,036
R. G. YOUNG			20,432	667,105
D. C. FINDLAY			86,907	3,770,895
G. A. MORRIS			4,904	160,116
J. D. TAETS	3,867	4,602	8,990	293,524

(1) Represents the difference between the market value of the shares acquired upon exercise (calculated using the sale price of the shares on the New York Stock Exchange on the exercise date) and the aggregate exercise price of the shares acquired.

(2) Represents the market value of the shares issued in settlement of restricted stock unit awards on the date the awards vested, calculated using the closing sale price reported on the New York Stock Exchange on the trading date immediately prior to the vesting date.

Pension Benefits

The following table summarizes information regarding the participation of each of the named executive officers in our defined benefit retirement plans as of the pension plan measurement date for the fiscal year ended December 31, 2016.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Period ($)
J. R. LUCIANO	ADM Retirement Plan	6	48,489	0
	ADM Supplemental Retirement Plan	6	145,367	0
R. G. YOUNG	ADM Retirement Plan	6	51,994	0
	ADM Supplemental Retirement Plan	6	103,631	0
D. C. FINDLAY	ADM Retirement Plan	4	33,347	0
	ADM Supplemental Retirement Plan	4	43,254	0
G. A. MORRIS	ADM Retirement Plan	22	535,227	0
	ADM Supplemental Retirement Plan	22	489,180	0
J. D. TAETS	ADM Retirement Plan	29	902,721	0
	ADM Supplemental Retirement Plan	29	1,596,083	0

(1) The number of years of credited service was calculated as of the pension plan measurement date used for financial statement reporting purposes, which was December 31, 2016. For each of the named executive officers, the number of years of credited service is equal to the number of actual years of service with our company.

(2) The assumptions used to value pension liabilities as of December 31, 2016 were interest of 4.10% for the ADM Retirement Plan and 3.90% for the ADM Supplemental Retirement Plan and mortality determined under the RP2014 mortality table, with a white collar adjustment, projected generationally using scale MP-2016. Mr. Morris and Mr. Teats participate in the final average pay formula under the ADM Retirement Plan and the ADM Supplemental Retirement Plan, while Mr. Luciano, Mr. Young and Mr. Findlay participate in the cash balance formula under those plans. The amounts reported for Mr. Luciano, Mr. Young and Mr. Findlay are the present value of their respective projected normal retirement benefit under the Retirement and Supplemental Plans at December 31, 2016. The amounts reported are calculated by projecting the balance in the accounts forward to age 65 by applying a 2.50% interest rate and then discounting back to December 31, 2016 using the assumptions specified above. The total account balance for Mr. Luciano at December 31, 2016 under the Retirement and Supplemental Plans was $166,566, the total account balance for Mr. Young at December 31, 2016 under the Retirement and Supplemental Plans was $138,353, and the total account balance for Mr. Findlay at December 31, 2016 under the Retirement and Supplemental Plans was $64,566, which are the amounts that would have been distributable if such individuals had terminated employment on that date.

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Qualified Retirement Plan

We sponsor the ADM Retirement Plan (the “Retirement Plan”), which is a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan covers eligible salaried employees of our company and its participating affiliates.

Effective January 1, 2009, the Retirement Plan was amended to provide benefits determined under a cash balance formula. The cash balance formula applies to any participant entering or re-entering the plan on or after January 1, 2009 and to any participant who had less than five years of service prior to January 1, 2009. For a participant with an accrued benefit but less than five years of service prior to January 1, 2009, an account was established on January 1, 2009 with an opening balance equal to the present value of his or her accrued benefit determined under the final average pay formula. The accrued benefits of all other participants to whom the cash balance formula does not apply continue to be determined under the traditional final average pay formula. Mr. Luciano, Mr. Young and Mr. Findlay participate in the cash balance formula, while Mr. Morris and Mr. Taets participate in the final average pay formula.

A participant whose accrued benefit is determined under the

cash balance formula has an individual hypothetical account

established under the Retirement Plan. Pay and interest

credits are made on an annual basis to the participant’s

account. Pay credits are equal to a percentage of the

participant’s earnings for the year based on the sum of the

participant’s age and years of service at the end of the year under the schedule to the right.

Interest credits are made at the end of the year and are calcu-lated on the balance of the participant’s account as of the first

AGE + SERVICE	PAY
Less than 40	2.00%
at least 40 but less than 50	2.25%
at least 50 but less than 60	2.50%
at least 60 but less than 70	3.00%
at least 70 but less than 80	3.50%
80 or more	4.00%

day of the plan year, using an interest rate based upon the yield on 30-year Treasury bonds, subject to a minimum annual interest rate of 1.95%. The participant’s pension benefit will be the amount of the balance in the participant’s account at the time that the pension becomes payable under the Retirement Plan. The pension payable to a participant whose accrued benefit under the final average pay formula was converted to the cash balance formula at January 1, 2009, if paid in annuity form, will be increased to reflect any additional benefit which the participant would have received in that form under the traditional formula, but only with respect to the benefit accrued by the participant prior to January 1, 2009. A participant under the cash balance formula becomes vested in a benefit under the Retirement Plan after three years of service. There are no special early retirement benefits under the cash balance formula.

For a participant whose accrued benefit is determined under the final average pay formula, the formula calculates a life annuity payable at a normal retirement age of 65 based upon a participant’s highest average earnings over 60 consecutive months during the last 15 years of employment. The final average pay formula provides a benefit of 36.0% of a participant’s final average earnings, plus 16.5% of the participant’s final average earnings in excess of Social Security “covered compensation.” This benefit accrues ratably over 30 years of service. A participant accrues an additional benefit of 0.5% of final average earnings for years of service in excess of 30. Early retirement is available at age 55 with 10 years of service. The life annuity payable at early retirement is subsidized relative to the normal retirement benefit. The payment amount in life annuity form is 97% of the full benefit amount at age 64, and 50% at age 55, with adjustments between those two ages. All participants under the final average pay formula are vested in their benefits under the Retirement Plan, based on five years of service.

Earnings for purposes of the cash balance and the final average pay formulas generally include amounts reflected as pay on Form W-2, increased by 401(k) Plan pre-tax deferrals and elective “cafeteria plan” contributions, and decreased by bonuses, expense allowances/reimbursements, severance pay, income from stock option and restricted stock awards or cash payments in lieu thereof, merchandise or service discounts, amounts paid in a form other than cash, and other fringe benefits. Annual earnings are limited as required under Section 401(a)(17) of the Internal Revenue Code.

When a participant is eligible for a pension, the participant has a choice of a life annuity, a joint and 50% survivor annuity, a joint and 75% survivor annuity, or a joint and 100% survivor annuity. Each joint and survivor annuity form is the actuarial equivalent of the life annuity payable at the same age, with actuarial equivalence determined using the IRS prescribed mortality table under Section 417(e) of the Internal Revenue Code and an interest rate assumption of 6%. Cash balance participants may also elect a lump-sum payment option.

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EXECUTIVE COMPENSATION

Supplemental Retirement Plan

We also sponsor the ADM Supplemental Retirement Plan (the “Supplemental Plan”), which is a non-qualified deferred compensation plan under Section 409A of the Internal Revenue Code. The Supplemental Plan covers participants in the Retirement Plan whose benefit under such plan is limited by the benefit limits of Section 415 or the compensation limit of Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan also covers any employee whose Retirement Plan benefit is reduced by participation in the ADM Deferred Compensation Plan. Participation by those employees who otherwise qualify for coverage is at the discretion of the board, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer. The Supplemental Plan provides the additional benefit that would have been provided under the Retirement Plan but for the limits of Section 415 or 401(a)(17) of the Internal Revenue Code, and but for the fact that elective contributions made by the participant under the ADM Deferred Compensation Plan are not included in the compensation base for the Retirement Plan. A participant is not vested in a benefit under the Supplemental Plan unless and until the participant is vested in a benefit under the Retirement Plan, which requires three years of service for a cash balance formula participant and five years of service for a final average pay formula participant for vesting. A separate payment form election is required with respect to the Supplemental Plan benefit from among the same options available under the Retirement Plan, subject to the limitations of Section 409A of the Internal Revenue Code.

Nonqualified Deferred Compensation

The following table summarizes information with respect to the participation of the named executive officers in the ADM Deferred Compensation Plan for Selected Management Employees I and II, which are non-qualified deferred compensation plans, for the fiscal year ended December 31, 2016.

Name	Executive Contributions in FY 2016 ($)(1)	Aggregate Earnings in FY 2016 ($)(2)	Aggregate Withdrawals/ Distributions in FY 2016 ($)	Aggregate Balance at 12/31/16 ($)(3)
J. R. LUCIANO	0	0	0	0
R. G. YOUNG	0	0	0	0
D. C. FINDLAY	0	0	0	0
G. A. MORRIS	0	0	0	0
J. D. TAETS	74,822	56,703	12,305	785,702

(1) The amount reported in this column is reported as “Salary” in the Summary Compensation Table for the fiscal year ended December 31, 2016.

(2) The amounts reported in this column were not reported in the Summary Compensation Table as part of each individual’s compensation for the fiscal year ended December 31, 2016 because none of the earnings is considered to be “above market.”

(3) Of the amounts shown in this column, the following amounts were previously reported as compensation to the respective individuals in the Summary Compensation Table in previous years:

Name	Amount Reported as Compensation in Previous Years ($)
J. D. Taets	600,155

We sponsor two nonqualified deferred compensation plans — the ADM Deferred Compensation Plan for Selected Management Employees I and II (referred to as “Deferred Comp Plan I” and “Deferred Comp Plan II”, respectively). Deferred Comp Plan I was frozen as to new participants and new deferrals effective January 1, 2005, and is maintained as a separate “grandfathered” plan under Section 409A of the Internal Revenue Code. Deferred Comp Plan II is structured to comply with Section 409A. Deferred Comp Plan II covers salaried employees of our company and its affiliates whose annualized base salary is $175,000 or more. Participation by those employees who otherwise qualify for coverage is at the discretion of the board, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer.

A participant in Deferred Comp Plan II can defer up to 75% of his or her base salary and up to 100% of his or her bonus. Earnings credits are added based upon hypothetical investment elections made by participants. A participant can elect each year when to be paid the base salary or bonus amounts deferred for that year, by electing to be paid upon a specified future date prior to separation from service or following retirement, in the form of a lump sum or in installments over a period of two to twenty years. If a participant separates from service prior to the elected payment date (or prior to qualifying for retirement), the payment will be made in a lump sum after separation from service, subject to the six month “specified employee” payment delay required by Section 409A. Withdrawals are allowed upon a showing of “hardship” by the participant in accordance with Section 409A. Small account balances of $10,000 or less are paid in a lump sum only.

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Deferred Comp Plan II provides for “make-whole” company credits to the extent that a participant’s election to defer under the Deferred Comp Plan II causes a loss of company contributions under the 401(k) and Employee Stock Ownership Plan. No “make-whole” company credits were made on behalf of the named executive officers for fiscal year 2016.

A participant with an account balance remaining under Deferred Comp Plan I continues to receive earnings credits on such account based upon hypothetical investment elections made by the participant. A participant can establish up to two “scheduled distribution accounts” that are payable upon dates specified by the participant in either a lump sum or installments over a period of two to four years. A participant also can take unscheduled withdrawals of up to 25% of the balance of his or her accounts, subject to a withdrawal penalty of 10% of the withdrawn amount. Only one such unscheduled withdrawal is allowed in any year. Withdrawals also are allowed upon a showing of “hardship” by the participant. A participant’s account under Deferred Comp Plan I is paid following termination of employment. Payment following termination of employment is in a lump sum, except that a participant can elect to have installments paid over a period of two to twenty years if termination of employment occurs after retirement eligibility or due to disability.

Deferred Comp Plan I balances are fully-vested. A participant becomes vested in his or her company credits to Deferred Comp Plan II after two years of service. Unpaid amounts at death are paid to designated beneficiaries.

The hypothetical investment options available under Deferred Comp Plans I and II are determined by us and correspond with the investment options (other than our company’s common stock) that are made available to participants in the qualified 401(k) and Employee Stock Ownership Plan. These investment options are listed below, and the plan earnings credited to each participant’s account in these plans correspond to the earnings performance of the investment selected. Participants in the Deferred Comp Plans I and II may reallocate the amount of new deferrals and existing account balances among these investment options at any time. We do not set assets aside for the benefit of plan participants, but the Deferred Comp Plans I and II provide for full funding of all benefits upon a change-in-control or potential change-in-control, as defined in the plans.

In fiscal year 2016, the investment options available under Deferred Comp Plans I and II and their respective notional rates of return were as follows:

Deemed Investment Option	Fiscal Year 2016 Cumulative Return (1/1/16 to 12/31/16)
ADM Galliard Stable Value Fund	1.87%
Dodge & Cox Stock	21.28%
Ironbridge Small Cap	13.70%
PIMCO Total Return — Instl Class	2.59%
Vanguard Institutional Index — Instl Plus Shares	11.95%
Vanguard Morgan Growth — Admiral Shares	3.35%
Vanguard Wellington — Admiral Shares	11.09%
Vanguard International Growth — Admiral Shares	1.84%
T. Rowe Price Institutional Mid-Cap Equity Growth	6.94%
Vanguard Target Retirement 2010 Trust I	5.31%
Vanguard Target Retirement 2015 Trust I	6.28%
Vanguard Target Retirement 2020 Trust I	7.03%
Vanguard Target Retirement 2025 Trust I	7.55%
Vanguard Target Retirement 2030 Trust I	7.93%
Vanguard Target Retirement 2035 Trust I	8.35%
Vanguard Target Retirement 2040 Trust I	8.80%
Vanguard Target Retirement 2045 Trust I	8.94%
Vanguard Target Retirement 2050 Trust I	8.96%
Vanguard Target Retirement 2055 Trust I	8.98%
Vanguard Target Retirement 2060 Trust I	8.97%
Vanguard Target Retirement Income Trust I	5.26%

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Termination of Employment and Change-in-Control Arrangements

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to named executive officers of our company in the event of a termination of employment or a change-in-control of our company. See the tabular disclosure and narrative description under the “Pension Benefits” and “Nonqualified Deferred Compensation” sections above for detail regarding payments that would result from a termination of employment or change-in-control of our company under our pension and nonqualified deferred compensation plans.

Under the terms of our time-vested restricted stock unit award agreements governing awards held by our named executive officers, vesting accelerates upon the death of the award recipient or a change-in-control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, the unvested portion of each award is forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested awards will be forfeited, and any award shares that have already been issued in settlement must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date the award vested.

Under the terms of the stock option agreements governing awards held by our named executive officers, vesting and exercisability accelerate upon the death of the recipient or change-in-control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for reasons other than death, disability, retirement or cause, a recipient forfeits any interest in the unvested portion of any option, but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

At the time Mr. Findlay was hired in July 2013, he was awarded a time-vested RSU award (which vested in 2016) and a non-qualified stock option award. In addition to the terms and conditions summarized in the preceding paragraph, these awards are also subject to a commitment we made in connection with his hiring that these awards would immediately vest in full if his employment were terminated by us for any reason other than gross misconduct, or terminated by Mr. Findlay for good reason. For these purposes, “gross misconduct” is generally defined as the conviction of a crime that is a felony or involves fraud or moral turpitude, or the violation of any law, contract, legal obligation or ADM policy that is materially and demonstrably injurious to our operations or reputation. “Good reason” is generally defined as a material reduction in base salary, a material adverse reduction in the scope or nature of duties and responsibilities, our failure to perform any material commitment made in connection with his hiring or a relocation of more than 25 miles in his primary work location.

50	ADM Proxy Statement 2017

EXECUTIVE COMPENSATION

The amount of compensation payable to each named executive officer in various termination and change-in-control scenarios is listed in the table below. These payments and benefits are provided under the terms of agreements involving equity compensation awards. Unless otherwise indicated, the amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change-in-control occurred on December 31, 2015.

Name	Benefits and Payments upon Termination	Voluntary Termination ($)	Involuntary Termination without Cause ($)	Termination for Cause ($)	Change in Control ($)(1)	Disability ($)	Death ($)(1)	Retirement ($)
J. R. Luciano	Vesting of nonvested stock options	0	0	0	13,426,507	(2)	13,426,507	(3)
	Vesting of nonvested restricted stock unit awards	0	0	0	13,393,208	(2)	13,393,208	(3)
R. G. Young	Vesting of nonvested stock options	0	0	0	5,525,762	(2)	5,525,762	(3)
	Vesting of nonvested restricted stock unit awards	0	0	0	7,100,218	(2)	7,100,218	(3)
D. C. Findlay	Vesting of nonvested stock options	0	0	0	3,109,671	(2)	3,109,671	(3)
	Vesting of nonvested restricted stock unit awards	0	357,024(4)	0	4,175,469	(2)	4,175,469	(3)
G. A. Morris	Vesting of nonvested stock options	0	0	0	1,413,726	(2)	1,413,726	(3)
	Vesting of nonvested restricted stock unit awards	0	0	0	2,189,146	(2)	2,189,146	(3)
J. D. Taets	Vesting of nonvested stock options	0	0	0	2,230,685	(2)	2,230,685	(3)
	Vesting of nonvested restricted stock unit awards	0	0	0	3,348,838	(2)	3,348,838	(3)

(1) Pursuant to the terms of the stock option and restricted stock unit award agreements under the 2002 Incentive Compensation Plan and 2009 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon a change-in-control or death. The amounts shown with respect to stock options were calculated with respect to options that were “in the money” as of December 31, 2016 and were determined by multiplying the number of shares subject to each option as to which accelerated vesting occurs by the difference between $45.65, the closing sale price of a share of our common stock on the NYSE on December 30, 2016, and the exercise price of the applicable stock option. The amount shown with respect to restricted stock units was calculated by multiplying the number of units as to which accelerated vesting and settlement occurs by $45.65, the closing sale price of a share of our common stock on the NYSE on December 30, 2016.

(2) Pursuant to the terms of the stock option and restricted stock unit award agreements under the 2002 Incentive Compensation Plan and 2009 Incentive Compensation Plan, vesting of these equity awards generally continues on the same schedule after retirement or termination of employment due to disability.

(3) Because this named executive officer is not yet eligible for retirement under the terms of the ADM Retirement Plan, no current termination of employment would be considered “retirement” under any of the applicable equity-based compensation plans.

(4) In accordance with commitments made at the time of Mr. Findlay’s hiring, his 2013 stock option award is accelerated in full if his employment is terminated by us for reasons other than gross misconduct or by him for good reason. The amount shown was calculated in the manner described in note (1) above.

ADM Proxy Statement 2017	51

DIRECTOR COMPENSATION FOR FISCAL YEAR 2016

DIRECTOR COMPENSATION FOR FISCAL 2016

Our standard compensation for non-employee directors consists of an annual retainer in the amount of $275,000. With respect to the $275,000 annual retainer, $150,000 must be paid in stock units pursuant to our Stock Unit Plan for Non-Employee Directors. The remaining portion of the annual retainer may be paid in cash, stock units, or a combination of both, at the election of each non-employee director. Each stock unit is deemed for valuation and bookkeeping purposes to be the equivalent of a share of our common stock. In addition to the annual retainer for fiscal year 2016, our Lead Director received a stipend in the amount of $30,000, the chairman of the Audit Committee received a stipend in the amount of $20,000, the chairman of the Compensation/Succession Committee received a stipend in the amount of $20,000, and the chairman of the Nominating/Corporate Governance Committee received a stipend in the amount of $15,000. All such stipends are paid in cash. We do not pay fees for attendance at board and committee meetings. Directors are reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings. Directors may also be provided with certain perquisites from time-to-time.

Stock units are credited to the account of each non-employee director on a quarterly basis in an amount determined by dividing the quarterly amount of the retainer to be paid in stock units by the fair market value of a share of our common stock on the last business day of that quarter, and are fully-vested at all times. As of any date on which cash dividends are paid on our common stock, each director’s stock unit account is also credited with stock units in an amount determined by dividing the dollar value of the dividends that would have been paid on the stock units in that director’s account had those units been actual shares by the fair market value of a share of our stock on the dividend payment date. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. Each stock unit is paid out in cash on the first business day following the earlier of (i) five years after the end of the calendar year that includes the quarter for which that stock unit was credited to the director’s account, and (ii) when the director ceases to be a member of our board. The amount to be paid will equal the number of stock units credited to a director’s account multiplied by the fair market value of a share of our stock on the payout date. A director may elect to defer the receipt of these payments in accordance with the plan.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal year 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
A. BOECKMANN	0	275,000	20,000	295,000
M. H. CARTER	0	275,000	0	275,000
T. K. CREWS	145,000	150,000	2,800	297,800
P. DUFOUR	125,000	150,000	0	275,000
D. E. FELSINGER	30,000	275,000	25,700	330,700
A. MACIEL	125,000	150,000	0	275,000
P. J. MOORE	140,000	150,000	0	290,000
D. SANDLER(4)	81,731	98,077	10,000	189,808
F. SANCHEZ	125,000	150,000	0	275,000
D. SHIH	125,000	150,000	0	275,000
K. R. WESTBROOK	145,000	150,000	10,700	305,700

(1) As described above, $150,000 of the annual retainer of $275,000 is paid in stock units, which are reported in the “Stock Awards” column. In addition, our directors may elect to receive the remaining portion of the annual retainer in the form of cash, stock units or a combination of both. For fiscal year 2016, Mr. Boeckmann, Ms. Carter and Mr. Felsinger each elected to receive his or her entire annual retainer in the form of stock units.

(2) The amounts set forth in this column represent the grant date fair value of stock unit grants to each of the listed directors computed in accordance with the provisions of FASB ASC Topic 718. Each of the listed directors is a non-employee director and the fair value of services provided by each director has been used to calculate the number of stock units credited to each director by dividing the quarterly fair value of the services provided by the fair market value of a share of our company’s common stock on the last business day of the quarter. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. The fair value of services provided by each of the directors has been determined to be $68,750 per quarter. The aggregate number of stock units credited to the account of each non-employee director as of December 31, 2016 (including mandatory stock unit grants, voluntary elections to receive stock units and the deemed reinvestment of dividends) was as follows:

Name	Number of Stock Units at 12/31/16
A. Boeckmann	34,179
M. H. Carter	155,265
T. Crews	21,570
P. Dufour	24,415
D. E. Felsinger	48,162
A. Maciel	30,873
P. J. Moore	46,453
D. Sandler	1,452
F. Sanchez	8,618
D. Shih	14,207
K. R. Westbrook	50,239

(3) Consists charitable gifts pursuant to the company’s matching charitable gift program which is available to substantially all employees and non-employee directors and personal aircraft use.

(4) Ms. Sandler was elected to our board of directors on May 5, 2016 and her annual non-employee director compensation was pro-rated to reflect her period of service during 2016.

52	ADM Proxy Statement 2017

DIRECTOR COMPENSATION FOR FISCAL YEAR 2016

Director Stock Ownership Guidelines

Our company has guidelines regarding ownership of shares of our common stock by our non-employee directors. These guidelines call for non-employee directors to own shares of common stock (including stock units issued pursuant to the Stock Unit Plan for Non-Employee Directors) over time with a fair market value of not less than five times the amount of the maximum cash portion of the annual retainer, which is an increase from our guideline in effect prior to 2017 of not less than three times the amount of the maximum cash portion of the annual retainer. Application of these guidelines will consider the time each director has served on our board of directors, as well as stock price fluctuations that may impact the achievement of the three times cash retainer ownership guidelines.

ADM Proxy Statement 2017	53

EQUITY COMPENSATION PLAN INFORMATION; RELATED TRANSACTIONS

Equity Compensation Plan Information at December 31, 2016

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity Compensation Plans Approved by Security Holders	16,684,000(1)	$34.94(2)	9,867,784(3)
Equity Compensation Plans Not Approved by Security Holders	0	0	0
Total	16,684,000(1)	$34.94(2)	9,867,784(3)

(1) Consists of 1,862,551 shares to be issued upon exercise of outstanding options pursuant to the company’s 2002 Incentive Compensation Plan; 4,650,871 shares to be issued upon vesting of outstanding restricted stock units, and 10,129,902 shares to be issued upon exercise of outstanding options pursuant to the company’s 2009 Incentive Compensation Plan; and 41,636 shares to be issued upon exercise of outstanding options pursuant to the ADM International Limited Savings-Related Share Options Scheme, all as of December 31, 2016. The ADM International Limited Savings-Related Share Option Scheme is a program whereby employees in the United Kingdom can save through payroll deductions and have the option to purchase shares at a predetermined, discounted price at a point in time in the future.

(2) Weighted-average exercise price for outstanding stock options. There is no exercise price associated with outstanding restricted stock units and performance share units.

(3) Consists of 9,867,784 shares available for issuance pursuant to our 2009 Incentive Compensation Plan as of December 31, 2016. Benefits which may be granted under the 2009 Incentive Compensation Plan are options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and cash-based awards

Our company does not have any equity compensation plans that have not been approved by our stockholders.

Review and Approval of Certain Relationships and Related Transactions

Various policies and procedures of our company, including our Code of Conduct, our bylaws, the charter of the Nominating/Corporate Governance Committee and annual questionnaires completed by all of our directors and executive officers, require disclosure of and otherwise identify to the company the transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules as “related person transactions” between our company or its subsidiaries and related persons. For these purposes, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members.

Although the company’s processes vary with the particular transaction or relationship, in accordance with our Code of Conduct, directors, executive officers and other company employees are directed to inform appropriate supervisory personnel as to the existence or potential existence of such a transaction or relationship. To the extent a related person is involved in the relationship or has a material interest in the transaction, the company’s practice, although not part of a written policy, is to refer consideration of the matter to the board or the Audit Committee. The transaction or relationship will be evaluated by the board or the committee, which will approve or ratify it if it is determined that the transaction or relationship is fair and in the best interests of the company. Generally, transactions and series of related transactions of less than $120,000 are approved or ratified by appropriate company supervisory personnel and are not approved or ratified by the board or a committee thereof.

Certain Relationships and Related Transactions

During the fiscal year ended December 31, 2016, the brother of C. Cuddy, one of our executive officers, was employed by our company as a biodiesel trader. Such relationship was considered by the Audit Committee and found to be fair and in the best interests of our company.

54	ADM Proxy Statement 2017

REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders relating to the Company’s (i) financial statements and the financial reporting process, (ii) preparation of the financial reports and other financial information provided by the Company to any governmental or regulatory body, (iii) systems of internal accounting and financial controls, (iv) internal audit functions, (v) annual independent audit of the Company’s financial statements, (vi) major risk exposures, (vii) legal compliance and ethics programs as established by management and the Board, (viii) related-party transactions, and (ix) performance of the compliance function.

The Audit Committee assures that the corporate information gathering, analysis and reporting systems developed by management represent a good faith attempt to provide senior management and the Board of Directors with information regarding material acts, events, and conditions within the Company. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. The Audit Committee ensures that the Company establishes, resources, and maintains a professional internal auditing function and that there are no unjustified restrictions or limitations imposed on such function. The Audit Committee reviews the effectiveness of the internal audit function and reviews and approves the actions relating to the General Auditor, including performance appraisals and related base and incentive compensation. The Audit Committee is comprised of five independent directors, all of whom are financially literate and one of whom (T. K. Crews, the Chairman) has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the annual report with management, including a discussion of the quality — not just the acceptability — of the accounting principles, the reasonableness of significant judgments, the development and selection of the critical accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee discussed with management education regarding compliance with the policies and procedures of the Company as well as federal and state laws.

The Audit Committee reviewed and discussed with the independent auditor, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting, and the matters required to be discussed by the applicable Public Company Accounting Oversight Board (“PCAOB”) standards, including their judgment as to the quality — not just the acceptability — of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the auditor’s independence from management and the Company. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy and considered the compatibility of non-audit services with the independent auditor’s independence. The Audit Committee recommended to the Board of Directors (and the Board of Directors approved) a hiring policy related to current and former employees of the independent auditor.

The Committee discussed the Company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern the Company’s risk assessment and risk management processes.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held nine meetings during fiscal year 2016.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has appointed Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2017. The members of the Audit Committee and the Board believe that, due to Ernst & Young LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its

ADM Proxy Statement 2017	55

REPORT OF THE AUDIT COMMITTEE

stockholders to continue retention of Ernst & Young LLP to serve as the Company’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditors, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

T. K. Crews, Chairman

P. Dufour

P. J. Moore

F. Sanchez

D. A. Sandler

56	ADM Proxy Statement 2017

PROPOSAL NO. 2

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Ernst & Young LLP, or its predecessor firms, has served as our independent registered public accounting firm for more than 50 years.

The Audit Committee is responsible for the audit fee negotiations associated with our company’s retention of Ernst & Young LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. In conjunction with the required rotation of Ernst & Young LLP’s lead engagement partner, the Audit Committee and its Chairman are directly involved in the selection of Ernst & Young LLP’s new lead engagement partner.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our board is submitting the selection of Ernst & Young LLP to our stockholders as a matter of good corporate practice. The members of the Audit Committee, and the board, believe that the continued retention of Ernst & Young LLP to serve as the company’s independent registered public accounting firm is in the best interests of our company and its stockholders. Representatives of Ernst & Young LLP will attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Fees Paid to Independent Auditors

The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the fiscal years ended December 31, 2016 and December 31, 2015.

Description of Fees	FY2016	FY2015
Audit Fees(1)	$14,757,000	$15,096,000
Audit-Related Fees(2)	3,933,000	1,550,000
Tax Fees(3)	583,000	1,046,000
All Other Fees(4)	1,728,000	—
Total	$21,001,000	$17,692,000

(1) Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements, audit of the effectiveness of our company’s internal control over financial reporting, certain statutory audits, and SEC filings.

(2) Includes fees for accounting and reporting assistance, 1ADM business transformation program assessment, due diligence for mergers and acquisitions which increased in 2016 due to a higher amount of portfolio actions by the company, and audit-related work in connection with employee benefit plans of our company.

(3) Includes fees related to tax planning advice, tax return preparation, and expatriate tax services.

(4) Includes fees for advisory services related to strategic initiatives.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services, and permitted non-audit services are subject to pre-approval by the Audit Committee. All of the services Ernst & Young LLP performed for us during FY2016 and FY2015 were pre-approved by the Audit Committee.

ADM Proxy Statement 2017	57

PROPOSAL NO. 3

PROPOSAL NO. 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the following proposal provides our stockholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. In considering your vote, you may wish to review the “Compensation Discussion and Analysis” discussion herein, which provides details as to our compensation policies, procedures and decisions regarding the named executive officers, as well as the Summary Compensation Table and other related compensation tables, notes and narrative disclosures in this proxy statement. This vote is not intended to address any specific element of our executive compensation program, but rather the overall compensation program for our named executive officers.

The Compensation/Succession Committee, which is comprised entirely of independent directors, and our board of directors believe that the executive compensation policies, procedures and decisions made with respect to our named executive officers are competitive, are based on our pay-for-performance philosophy, and are focused on achieving our company’s goals and enhancing stockholder value.

Accordingly, for the reasons discussed above and in the “Compensation Discussion and Analysis” section of this proxy statement, the board asks our stockholders to vote FOR the adoption of the following resolution to be presented at the Annual Meeting of Stockholders held in 2017:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure in this Proxy Statement.

Although this advisory vote is not binding on our board of directors, the board and the Compensation/Succession Committee will review and expect to take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors recommends that you vote FOR the approval of the advisory resolution on the compensation of our company’s named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

58	ADM Proxy Statement 2017

PROPOSAL NO. 4

PROPOSAL NO. 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The following proposal provides our stockholders with an opportunity to vote, on an advisory basis, on the frequency of the stockholders’ advisory vote on the compensation of our named executive officers. On the proxy card, stockholders will be able to select one of four options for this proposal: every one year; every two years; every three years; or abstain. Section 14A of the Securities Exchange Act requires our company to hold this advisory stockholder vote on the frequency of the stockholders’ advisory vote on executive compensation at least once every six years.

After careful consideration of this proposal, our company’s board of directors recommends at this time that an advisory vote on executive compensation occur each year. Our board believes that holding the advisory vote annually will provide the Compensation/Succession Committee and the board of directors with more frequent stockholder feedback on compensation disclosures. You are not voting to approve or disapprove the board of directors’ recommendation for an annual vote. Rather, you are being asked to select the frequency of advisory stockholder votes on executive compensation that is preferable to you.

The board of directors will review and expects to take the voting results of this proposal into account in making a determination concerning the frequency of future advisory votes on executive compensation. However, this advisory vote is not binding on our board of directors or our company, and the board of directors may decide in the future to conduct the advisory vote on executive compensation on a less frequent basis.

The Board of Directors recommends at this time that stockholders vote to conduct future advisory votes on the compensation of our company’s named executive officers every ONE YEAR. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

ADM Proxy Statement 2017	59

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND OTHER MATTERS

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of stockholders, including nominations for director, intended to be presented at the next annual meeting and desired to be included in our proxy statement for that meeting must be received by the Secretary, Archer-Daniels-Midland Company, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601, no later than November 24, 2017, and, in the case of nominations for director, no earlier than October 25, 2017, in order to be included in such proxy statement. These proposals and nominations must also meet all the relevant requirements of our bylaws in order to be included in our proxy statement. Generally, if written notice of any stockholder proposal intended to be presented at the next annual meeting, and not included in our proxy statement for that meeting, is not delivered to the Secretary at the above address between February 3, 2018 and March 5, 2018 (or, if the next annual meeting is called for a date that is not within the period from April 4, 2018 to June 3, 2018, if such notice is not so delivered by the close of business on the tenth day following the earlier of the date on which notice of the date of such annual meeting is mailed or public disclosure of the date of such annual meeting is made), or if such notice does not contain the information required by Section 1.4(c) of our bylaws, the chair of the annual meeting may declare that such stockholder proposal be disregarded.

Stockholders with the Same Address

Individual stockholders sharing an address with one or more other stockholders may elect to “household” the mailing of the proxy statement and our annual report. This means that only one annual report and proxy statement will be sent to that address unless one or more stockholders at that address specifically elect to receive separate mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a stockholder at a shared address on request. Stockholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be made by writing Investor Relations, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666 or by calling our Investor Relations at 217-424-5656. If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

Other Matters

It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this proxy statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a stockholders’ vote, the named proxies will vote thereon according to their best judgment in the interest of our company.

By Order of the Board of Directors

ARCHER-DANIELS-MIDLAND COMPANY

D. C. Findlay, Secretary

March 24, 2017

60	ADM Proxy Statement 2017

ANNEX A

DEFINITION AND RECONCILIATION OF NON-GAAP MEASURES

DEFINITION AND RECONCILIATION OF NON-GAAP MEASURES

We use Adjusted ROIC to mean “Adjusted ROIC Earnings” divided by “Adjusted Invested Capital”. Adjusted ROIC Earnings is the company’s net earnings attributable to controlling interests adjusted for the after-tax effects of interest expense, changes in the LIFO reserve, and other specified items. Adjusted Invested Capital is the average of quarter-end amounts for the trailing four quarters, with each such quarter-end amount being equal to the sum of the company’s equity (excluding noncontrolling interests), interest-bearing liabilities, the after-tax effect of the LIFO reserve, and other specified items. Management uses Adjusted ROIC to measure the company’s performance by comparing Adjusted ROIC to the company’s weighted average cost of capital, or WACC.

We use Adjusted EBITDA to mean EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) adjusted for specified items. Management believes Adjusted EBITDA is a useful measure of the company’s performance because it provides investors additional information about the company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability.

Adjusted ROIC, Adjusted ROIC Earnings, Adjusted Invested Capital, and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures. The following tables present reconciliations of Adjusted ROIC Earnings to net earnings attributable to controlling interests, the most directly comparable amount reported under GAAP; of Adjusted Invested Capital to Total Shareholders’ Equity, the most directly comparable amounts reported under GAAP; of Adjusted EBITDA to earnings before income taxes, the most directly comparable amount reported under GAAP; and the calculation of Adjusted ROIC for the period ended December 31, 2016.

ADJUSTED ROIC(1) CALCULATION (TWELVE MONTHS ENDED DECEMBER 31, 2016)
Adjusted ROIC Earnings* $1,458 ÷ Adjusted Invested Capital* $24,630 = 5.9%

*in millions

ADJUSTED ROIC EARNINGS(1) (IN MILLIONS)	Quarter Ended				Four Quarters Ended

	Mar 31, 2016	Jun 30, 2016	Sep 30, 2016	Dec 31, 2016	Dec 31, 2016
Net earnings attributable to ADM	$230	$284	$341	$424	$1,279
Adjustments
Interest expense	70	65	78	80	293
LIFO	14	88	(85)	2	19
Other specified items	13	(106)	82	(19)	(30)
Total adjustments	97	47	75	63	282
Tax on adjustments	(40)	(39)	(22)	(2)	(103)
Net adjustments	57	8	53	61	179
Total Adjusted ROIC Earnings	$287	$292	$394	$485	$1,458

ADJUSTED INVESTED CAPITAL(1) (IN MILLIONS)	Quarter Ended				Trailing Four Quarter Average

	Mar 31, 2016	Jun 30, 2016	Sep 30, 2016	Dec 31, 2016	Dec 31, 2016
Shareholders’ Equity(2)	$17,899	$17,655	$17,538	$17,173	$17,566
+ Interest-bearing liabilities(3)	6,646	7,386	7,073	6,931	7,009
+ LIFO adjustment (net of tax)	44	99	45	47	59
+ Other specified items	5	(87)	57	10	(4)
Total Adjusted Invested Capital	$24,594	$25,053	$24,713	$24,161	$24,630

ADM Proxy Statement 2017	A-1

DEFINITION AND RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED EBITDA(1) (IN MILLIONS)	Twelve Months Ended Dec 31, 2016
Earnings before income taxes	$1,822
Interest expense	293
Depreciation and amortization	900
EBITDA	3,015
Adjustments:
LIFO charge	19
Gain on sale and revaluation of assets	(109)
Asset impairment, restructuring, and settlement charges	117
Post-benefit retirement curtailment	(38)
Adjusted EBITDA	$3,004

(1) Non-GAAP measure: The company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP reported measures.

(a)	Adjusted Return on Invested Capital (ROIC) is Adjusted ROIC Earnings divided by Adjusted Invested Capital. Adjusted ROIC Earnings is ADM’s net earnings adjusted for the after tax effects of interest expense, changes in the LIFO reserve, and other specified items. Adjusted ROIC Invested Capital is the sum of ADM’s equity (excluding noncontrolling interests), interest-bearing liabilities, the after tax effect of the LIFO reserve, and the after tax effect of other specified items.

(b)	Other specified items are comprised of software impairment and restructuring charges of $13 million ($8 million, after tax) and certain discrete tax adjustments of $3 million related to deferred tax re-rates for the quarter ended March 31, 2016; gains of $118 million ($101 million , after tax) primarily related to a gain, including the recovery of loss provisions, on the sale of the company’s Brazilian sugar ethanol facilities, realized contingent consideration on the December 2012 sale of the company’s equity investment in Gruma S.A. de C.V., and the revaluation to settlement value of the remaining interest in conjunction with the acquisition of Amazon Flavors, partially offset by a loss on sale of an asset, charges of $12 million ($8 million, after tax) primarily related to impairment of certain long-lived assets and restructuring charges, and certain discrete tax adjustments of $6 million related to valuation allowances for the quarter ended June 30, 2016; losses primarily related to a loss on sale of an equity investment of $9 million ($9 million, after tax) and legal fees and settlement, impairment of certain long-lived assets and investments, and restructuring charges of $73 million ($48 million, after tax) for the quarter ended September 30, 2016; and impairment of certain long-lived assets and restructuring charges of $19 million ($13 million, after tax), gain related to a U.S. retiree medical benefit plan curtailment of $38 million ($24 million, after tax), and certain discrete tax adjustments of $21 million related to valuation allowances, deferred tax re-rates, and changes in assertion for the quarter ended December 31, 2016.

(c)	Adjusted EBITDA is EBITDA adjusted for certain specified items as described above.

(2) Excludes noncontrolling interests

(3) Includes short-term debt, current maturities of long-term debt, capital lease obligations, and long-term debt

A-2	ADM Proxy Statement 2017

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

5:00 p.m. Eastern Time, on May 3, 2017.

Vote by Internet • Log on to the Internet and go to http://proxy.georgeson.com/ • Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-877-456-7915 within the USA,

US territories & Canada any time on a touch tone

telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals — The Board of Directors recommends you vote “FOR” Proposals 1, 2, and 3 and “1 Year” on Proposal 4.

1. Election of Directors:	+

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - A.L. Boeckmann	☐	☐	☐	02 - T.K. Crews	☐	☐	☐	03 - P. Dufour	☐	☐	☐

04 - D.E. Felsinger	☐	☐	☐	05 - S.F. Harrison	☐	☐	☐	06 - J.R. Luciano	☐	☐	☐

07 - P.J. Moore	☐	☐	☐	08 - F.J. Sanchez	☐	☐	☐	09 - D.A. Sandler	☐	☐	☐

10 - D.T. Shih	☐	☐	☐	11 - K.R. Westbrook	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain
2. Ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2017.		☐	☐	☐	3. Advisory Vote on Executive Compensation.	☐	☐	☐
	1 Year	2 Years	3 Years	Abstain
4. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.	☐	☐	☐	☐	5. In their discretion, upon any other business that may properly come before the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
IMPORTANT: Please sign exactly as your name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THIS CARD.

2017 Annual Meeting Admission Ticket

2017 Annual Meeting of

Archer-Daniels-Midland Company Stockholders

May 4, 2017

8:30 a.m. Central Time

James R. Randall Research Center

1001 Brush College Road

Decatur, Illinois

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

+

Proxy — ARCHER-DANIELS-MIDLAND COMPANY

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 4, 2017

The undersigned holder of Common Stock of Archer-Daniels-Midland Company, revoking all proxies heretofore given, hereby appoints J.R. Luciano, D.E. Felsinger and P.J. Moore as Proxies, with the full power of substitution, to represent and to vote, as designated on the reverse side, all the shares of the undersigned held of record on March 13, 2017, at the Annual Meeting of Stockholders to be held on May 4, 2017 and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

This card also provides your instructions for voting any shares that you may hold in the Archer-Daniels-Midland Company 401(k) Plan/Employee Stock Ownership Plan. This card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustee to tabulate the vote of the savings plan shares, you must vote by telephone, internet or return this card in the enclosed envelope so that your vote is received by May 2, 2017.

This proxy when properly executed will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2, and 3 and “1 Year” on Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2 AND 3 AND “1 YEAR” ON PROPOSAL 4.

(Important – To be signed and dated on reverse side)

C	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THIS CARD.	+